Facility CUSIP: 26928BAK5
Deal CUSIP: 26928BAF6

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of April 28, 2017

(as amended by the First Amendment, dated as of October 2, 2017, the Second Amendment, dated as of April 3, 2018,
the Third Amendment, dated as of November 20, 2018 and
the Fourth Amendment, dated as of May 1, 2019)

among

THE E.W. SCRIPPS COMPANY,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC., and
SUNTRUST BANK
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC., and
SUNTRUST ROBINSON HUMPHREY, INC.
as Cordillera Lead Arrangers and Joint Bookrunners,
and

MORGAN STANLEY SENIOR FUNDING, INC.,
WELLS FARGO SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
FIFTH THIRD BANK,
PNC CAPITAL MARKETS, LLC, and
U.S. BANK NATIONAL ASSOCIATION
as Taurus Joint Lead Arrangers and Joint Bookrunners

Schedules
Schedule I    -    Applicable Margin and Applicable Percentage
Schedule II    -    Revolving Commitment Amounts
Schedule 1.7(a)    -    Taurus Termination Modifications
Schedule 4.3    -    Equity Interests
Schedule 4.4    -    Third Party Consents
Schedule 4.6(a)    -    Litigation and Liabilities
Schedule 4.6(b)    -    Environmental Matters
Schedule 4.8    -    Material Contracts
Schedule 4.12    -    ERISA Matters
Schedule 4.13(b)    -    Intellectual Property
Schedule 4.13(c)    -    Websites
Schedule 4.13(d)    -    Insurance
Schedule 4.16    -    Subsidiaries
Schedule 4.23    -    Station Licenses
Schedule 4.23(b)    -    Adverse Actions
Schedule 5.11(a)    -    Deposit Accounts
Schedule 5.14    -    Post-Closing Obligations
Schedule 7.1    -    Outstanding Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.4    -    Existing Investments
Schedule 7.7    -    Affiliate Transactions
Exhibits
Exhibit A    -     Form of Revolving Credit Note
Exhibit B    -    Form of Swingline Note
Exhibit C    -     Form of Master Reaffirmation of Loan Documents
Exhibit D    -     Form of Assignment and Acceptance
Exhibit E    -     Form of Letter Agreement (Blocked Account Agreements)
Exhibit F    -     Form of Perfection Certificate
Exhibit G    -    Form of Discounted Prepayment Option Notice
Exhibit H    -    Form of Lender Participation Notice
Exhibit I    -    Form of Discounted Voluntary Prepayment Notice
Exhibit J    -    Form of Term Loan Note
Exhibit 2.4    -    Form of Notice of Borrowing
Exhibit 2.5    -    Form of Notice of Swingline Borrowing
Exhibit 2.7    -    Form of Notice of Conversion/Continuation
Exhibit 2.20A    -    Form of U.S. Tax Compliance Certificate
Exhibit 2.20B    -    Form of U.S. Tax Compliance Certificate
Exhibit 2.20C    -    Form of U.S. Tax Compliance Certificate
Exhibit 2.20D    -    Form of U.S. Tax Compliance Certificate
Exhibit 3.1(b)(ix)    -    Form of Secretary’s Certificate
Exhibit 3.1(b)(xii)    -    Form of Officer’s Certificate
Exhibit 3.1(b)(xx)    -    Form of Solvency Certificate
Exhibit 5.1(d)    -    Form of Compliance Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as amended by the First Amendment, dated as of October 2, 2017, the Second Amendment, dated as of April 3, 2018, the Third Amendment, dated as of November 20, 2018 and the Fourth Amendment, dated as of May 1, 2019, this “Agreement”) is made and entered into as of April 28, 2017, by and among THE E.W. SCRIPPS COMPANY, an Ohio corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower, certain of the Lenders and the Former Agent entered into that certain Revolving Credit and Term Loan Agreement dated as of December 9, 2011 (as amended, modified or supplemented from time to time through the date hereof, the “Original Credit Agreement”), pursuant to which such Lenders established an $88,000,000 revolving credit facility and a $212,000,000 term loan facility in favor of the Borrower;
WHEREAS, on November 26, 2013, the Borrower, the Former Agent and certain of the Lenders amended and restated the Original Credit Agreement (as so amended and restated, the “Amended Credit Agreement”) to, among other things (a) decrease the revolving credit facility under the Original Credit Agreement to an aggregate committed amount of up to $75,000,000 and (b) refinance all term loans outstanding under the Original Credit Agreement using the proceeds of a $200,000,000 term loan facility;
WHEREAS, on April 1, 2015, the Borrower, the Former Agent and certain of the Lenders amended and restated the Amended Credit Agreement pursuant to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 1, 2015 (as so amended and restated and, together with such other amendments effected immediately prior to the date hereof, the “Existing Credit Agreement”) to, among other things (a) increase the size of the revolving credit facility to an aggregate committed amount of $100,000,000, (b) provide for incremental term loan commitments in an aggregate principal amount of $200,000,000 and (c) release certain of the collateral securing the Existing Credit Agreement;
WHEREAS, the Former Agent has elected to resign as administrative agent under the Existing Credit Agreement pursuant to, and in accordance with, Section 9.16;
WHEREAS, the Borrower will prepay the entire outstanding principal amount of the Term Loans (as defined under the Existing Credit Agreement), together with all accrued but unpaid interest thereon, with the proceeds of the Senior Notes issued on the Closing Date;
WHEREAS, the Borrower has requested that the Former Agent, the Administrative Agent and the Lenders party to the Existing Credit Agreement amend and restate the Existing Credit Agreement to (a) increase the size of the revolving credit facility to an aggregate committed amount of $125,000,000 and (b) modify the Existing Credit Agreement in certain other respects; and, subject to the terms and conditions of this Agreement, the Former Agent, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender, are willing to do so;
WHEREAS, the parties hereto desire to have Bank of America, N.A. (the “Added Lender”) become a party to this Agreement on the Closing Date in its capacity as a “Revolving Credit Lender” to have all rights, benefits and obligations of a Revolving Credit Lender hereunder, and the Added Lender, by executing this Agreement, desires to become a “Revolving Credit Lender” hereunder and under the other Loan Documents with all of the rights and benefits hereunder and thereunder, and be bound by all of the terms and provisions (and subject to all of the obligations) of a Revolving Credit Lender hereunder and thereunder; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Former Agent, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“2017 Indenture” shall mean that certain Indenture dated April 28, 2017 among the Borrower, certain subsidiaries of the Borrower, as Subsidiary Guarantors, and U.S. Bank National Association, as Trustee, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.15.
“2017 Term Loan” shall have the meaning given such term in the First Amendment.
“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, or the liability required under GAAP at the time of such sale to be established or otherwise recorded in respect thereto by the Borrower or any of its Restricted Subsidiaries.
“Activation Notice” shall have the meaning assigned to such term in Section 5.11(a).
“Added Lender” shall have the meaning assigned to such term in the seventh WHEREAS clause hereof.
“Additional Tranche B Term Loan Commitment” shall mean, with respect to the Additional Tranche B Term Loan Lender, the commitment of the Additional Tranche B Term Loan Lender to make Additional Tranche B Term Loans on the Second Amendment Effective Date in an amount equal to $24,165,764.61.
“Additional Tranche B Term Loan Lender” shall mean Wells Fargo Bank, National Association, in its capacity as Lender of Additional Tranche B Term Loans.
“Additional Tranche B Term Loan” has the meaning set forth in Section 2.2(b)(ii).
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00

A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that (x) if the rate referred to in clause (i) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period (and if such offered rate referred to in this clause (y) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. As of the Fourth Amendment Closing Date, the Aggregate Revolving Commitment Amount is $150,000,000. If the Taurus Effective Date shall occur, as of the Taurus Effective Date and after giving effect to the Taurus Revolving Commitment Increase, the Aggregate Revolving Commitment Amount shall be $210,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Aggregate Revolving Credit Exposure” shall mean, collectively, the Revolving Credit Exposure of all Lenders at any time of determination.
“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety percent (90%) of the total consolidated revenue of the Borrower and its Restricted Subsidiaries for the most recent fiscal period as shown on the income statement of the Borrower most recently delivered pursuant to Section 5.1(a) or (b), as applicable, and ninety (90%) of the Consolidated Total Assets; provided, that, for purposes of determining the Aggregate Subsidiary Threshold as of the Closing Date, such determination shall be based on the pro forma balance sheet and related pro forma consolidated statement of income of the Borrower and its Restricted Subsidiaries provided to the Administrative Agent pursuant to Section 3.1(xiv).
“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall mean any and all laws, judgments, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to the Borrower or any of its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Lending Office” shall mean, for each Lender and for each Type or Class of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type or Class of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type or Class are to be made and maintained.
“Applicable Margin” shall mean, as of any date, (a) with respect to all Tranche B Term Loans, the Applicable Rate for each Type of Loan then in effect, (b) with respect to all Tranche B-1 Term Loans, the Applicable Rate for each Type of Loan then in effect and (c) with respect to interest on all Revolving Loans outstanding on such date and Revolving LC Participation Fees, a percentage per annum determined by reference to the applicable Senior Secured Net Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.15(a). Notwithstanding the foregoing, the Applicable Margin in respect of any tranche of Extended Revolving Commitments or Extended Revolving Loans made pursuant thereto or Extended Term Loans shall be the applicable percentages set forth in the relevant Extension Offer.
“Applicable Percentage” shall mean, at any date, with respect to the commitment fee, the percentage per annum determined by reference to the applicable Senior Secured Net Leverage Ratio in effect on such date as set forth on Schedule I attached hereto, as adjusted and otherwise determined from time to time in accordance with Section 2.15(a). Notwithstanding the foregoing, the Applicable Percentage in respect of any tranche of Extended Revolving Commitments or Extended Revolving Loans made pursuant thereto shall be the applicable percentages set forth in the relevant Extension Offer.
“Applicable Period” shall have the meaning set forth in Section 5.1.
“Applicable Rate” shall mean:
(1)    with respect to the Tranche B Term Loans, for any day on and after the Second Amendment Effective Date, the lower of (a) and (b) below:
(a)    the applicable rate per annum set forth immediately below, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.1(d): provided, that, commencing on the Second Amendment Effective Date until the date of the delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b) as of and for the first full Fiscal Quarter ended after the Second Amendment Effective Date, the rate per annum under this clause (a) shall be Pricing Level 1:

Pricing Level	Total Net Leverage Ratio	Eurodollar Loans	Base Rate Loans
1	> 2.75:1.00	2.00%	1.00%
2	≤ 2.75:1.00	1.75%	0.75%

(b)    if and only if a Ratings Trigger exists as of the date of the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.1(d), 0.75% per annum, in the case of Base Rate Loans and 1.75% per annum, in the case of Eurodollar Loans; and
(2)    with respect to the Tranche B-1 Term Loans, for any day on and after the Fourth Amendment Closing Date, (i) with respect to Eurodollar Loans, a rate per annum equal to 2.75% and (ii) with respect to Base Rate Loans, a rate per annum equal to 1.75%.
Except as otherwise provided in clause 1(a) immediately above, each change in the Applicable Rate (if any) with respect to the Tranche B Term Loans resulting from a change in the Total Net Leverage Ratio and/or Ratings Trigger shall be determined and adjusted quarterly on the date that is two Business Days after the date on which the Borrower provides the Compliance Certificate in accordance with Section 5.1(d) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, however that, notwithstanding the foregoing, if the Borrower fails to provide the Compliance Certificate by the date such certificate is required to be delivered under Section 5.1(d), the Applicable Rate with respect to Tranche B Term Loans from such date shall be at Pricing Level 1 under clause 1(a) immediately above until such time as an appropriate Compliance Certificate is provided, whereupon the level shall be determined as provided above.
If the rating system of a Credit Rating Agency (as defined in the term “Credit Rating”) shall change, or if any such Credit Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders holding Tranche B Term Loans shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agency or shall select a replacement Credit Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Rate, the Credit Rating of the affected Credit Rating Agency shall be deemed to the Credit Rating of such Credit Rating Agency as most recently in effect prior to such change or cessation.
Notwithstanding the foregoing, and for the avoidance of doubt, the Applicable Rate for Tranche B Term Loans and Tranche B-1 Term Loans will be subject to Section 2.13(c).
“Approved Bank” shall have the meaning set forth in Section 5.11(a).
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) a Lender Affiliate of a Lender or (iii) an entity or a Lender Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit D attached hereto or any other form approved by the Administrative Agent.
“Available Amount” shall mean, at any time (the “Reference Date”) an amount equal to:
(a)    the sum of:
(i)    (x) prior to the Taurus Effective Date, $100,000,000 and (y) on and after the Taurus Effective Date, $135,000,000, less any amounts distributed pursuant to clause (i)(x) prior to the Taurus Effective Date; plus
(ii)    the Cumulative Retained Excess Cash Flow Amount as of such Reference Date; provided, however, that if such amount pursuant to this clause (ii) shall be less than $0 for any Available Amount Reference Period, such amount shall be deemed to be $0; plus
(iii)    to the extent not already included in the calculation of Consolidated EBITDA, and subject to Section 2.12(c), any returns in cash on Investments made utilizing the Available Amount including, without limitation, the aggregate amount received in cash through interest payments, principal payments, dividends or distributions or any sale, transfer or other disposition of such Investment (in an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Borrower or its Restricted Subsidiaries, as the case may be, in respect of such disposition); plus
(iv)    in the event that any Unrestricted Subsidiary designated as such after the Fourth Amendment Closing Date is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, the lesser of (A) the fair market value of the Investments of the Borrower and any Restricted Subsidiary in such Unrestricted Subsidiary made utilizing the Available Amount at the time of such redesignation, merger, consolidation, amalgamation, transfer, conveyance or liquidation, as applicable and (B) the fair market value of the original Investments of the Borrower and any Restricted Subsidiary in such Unrestricted Subsidiary made utilizing the Available Amount; plus

(v)    the amount of all Net Proceeds From Equity Issuance, but only to the extent such Net Proceeds From Equity Issuance have been received by the Borrower prior to the applicable date of determination in cash as equity that is not Disqualified Equity Interests of the Borrower, but including, for the avoidance doubt, the Net Proceeds From Equity Issuance received by the Borrower in connection with the exchange of Indebtedness or Disqualified Equity Interests of the Borrower which have been exchanged or converted into Qualified Equity Interests of the Borrower (other than any such Net Proceeds From Equity Issuance to the extent such proceeds are utilized for an Investment permitted pursuant to Section 7.4 or a Restricted Payment permitted pursuant to Section 7.5; provided that this clause (v) shall exclude Excluded Contributions); plus
(vi)    the aggregate amount of any Retained Declined Proceeds; plus
(vii)    $195,000,000; minus
(b)    the aggregate amount of all Investments and Restricted Payments made utilizing the Available Amount, in each case, from and after the Closing Date and prior to the Reference Date.
“Available Amount Conditions” shall mean, immediately before and after giving effect to the applicable Available Amount Transaction, (i) no Event of Default shall be continuing and (ii) the Total Net Leverage Ratio, on a Pro Forma Basis, as of the last day of the Test Period, does not exceed 5.00 to 1.00.
“Available Amount Reference Period” shall mean, with respect to any Reference Date, the period commencing on March 31, 2019 and ending on Fiscal Year or Fiscal Quarter ended immediately prior to the Reference Date and for which financial statements have been delivered pursuant to Section 5.1(a) or (b), as applicable.
“Available Amount Transaction” shall mean an Investment pursuant to Section 7.4(i) and/or a Restricted Payment pursuant to Section 7.5(e), in each case made in reliance on the Available Amount.
“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum and (iv) zero percent (0%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Blocked Account” shall have the meaning specified in Section 5.11(a).

“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Administrative Agent, for the benefit of the Secured Parties (or executed by the Former Agent and such depository bank has acknowledged in writing to the satisfaction of the Administrative Agent the resignation of the Former Agent and the succession to such role by the Administrative Agent), and acknowledged and agreed to by a Loan Party, in form acceptable to the Administrative Agent in its sole discretion which provides the Administrative Agent with “control” (within the meaning of the UCC) of the applicable Blocked Account.
“Borrower” shall have the meaning specified in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing consisting of (i) Revolving Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (ii) Term Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (iii) a Swingline Loan.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits are carried on in the London interbank market.
“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower and its Restricted Subsidiaries, the aggregate of all expenditures made by the Borrower or its Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower and its Restricted Subsidiaries, including, without limitation, Capital Lease Obligations of the Borrower and its Restricted Subsidiaries.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash” shall mean money, currency or a credit balance of any Loan Party in any demand deposit account located in the United States of America.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, Cash or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“Cashless Option Lender” shall mean each Lender that has executed and delivered a Consent indicating the “Cashless Settlement Option.”
“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Permitted Holders, of 50% or more of the outstanding Common Voting Shares and any other common stock at any time issued by the Borrower, other than the Borrower’s Class A Common Shares, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors. As used herein, “Common Voting Shares” shall mean the common Equity Interests of the Borrower designated as Common Voting Shares. For the avoidance of doubt, Common Voting Shares do not include the Borrower’s Class A Common Shares.
“Change in Law” shall mean the occurrence of any of the following: (i) the adoption of any Applicable Law after the Closing Date, (ii) any change in any Applicable Law, or any change in the administration, interpretation, implementation or application thereof, by any Governmental Authority after the Closing Date, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Tranche B Term Loans, Tranche B-1 Term Loans, New Term Loans, Refinancing Term Loans, New Revolving Loans, Extended Revolving Loans, Replacement Revolving Loans or Extended Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment, a Swingline Commitment, New Revolving Commitment, Replacement Revolving Commitments or Extended Revolving Commitment. Extended Revolving Loans and Extended Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all Property pledged as collateral security for the Secured Obligations pursuant to the Security Documents or otherwise, and all other Property of the Loan Parties that is now or hereafter in the possession or control of any Lender, or on which any Lender has been granted a Lien. Collateral does not include any Real Estate.
“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Property of the Loan Parties and providing the Administrative Agent access to its Collateral.
“Collateral Related Account” shall mean all deposit, investment, collection, clearing and concentration accounts (other than petty cash accounts, trust accounts, payroll accounts, employee benefit accounts, the Excluded Account and the Restricted Cash Deposit Account) into which any proceeds of Collateral are deposited, collected or invested (including all cash and other funds on deposit therein).
“Comcast Retransmission Adjustment” shall mean any adjustments, to the extent approved by the Administrative Agent in its sole discretion, to contractual retransmission revenues net of network affiliation fees, giving pro forma effect to all amendments to the Comcast retransmission agreement that were effective as of March 22, 2019 as if they had been effective as of January 1, 2017.
“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Commitment, Term Loan Commitment and Swingline Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Communications Act” shall mean the Communications Act of 1934, as amended, and any similar or successor federal statute.

“Communications Laws” shall mean (i) the Communications Act and (ii) all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act, as each may be in effect from time to time.
“Compliance Certificate” shall mean a certificate from the chief executive officer, the chief financial officer or treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).
“Consent” shall mean a Consent to Second Amendment substantially in the form of Exhibit A attached thereto.
“Consolidated EBITDA” shall mean, for the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) all other non-cash expenses and other non-cash charges recorded during such period (other than any non-cash charge that represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge that was paid in a prior period), (E) transaction fees and other charges related to the issuance of Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary (including, for the avoidance of doubt, in connection with the Fourth Amendment Transactions as well as other transactions undertaken, but not yet completed, as of the Fourth Amendment Closing Date, including the Taurus Acquisition), (F) transaction fees, expenses and other charges related to dispositions, Investments, issuances or modifications of Indebtedness or Equity Interests, payments of Indebtedness and Capital Expenditures permitted hereunder and Acquisitions (whether or not successfully consummated) (including such transactions undertaken, but not yet completed, as of the Fourth Amendment Closing Date, including, if applicable, the Cordillera Acquisition), (G) losses or expenses resulting from extraordinary, unusual or non-recurring items (including losses on sales of equipment or business lines), (H) non-recurring cash expenses for business optimization expenses and other restructuring charges or expenses, integration expenses, accruals or reserves and (I) net unrealized losses in the fair market value of any arrangements under Hedge Agreements, plus (iii) the amount of (A) net “run rate” cost savings and operating expense reductions actually implemented by the Borrower or related to a Permitted Acquisition which have been taken or will be taken within 12 months after such transaction or initiative is consummated and (B) “run rate” cost savings and synergies projected in good faith by the Borrower to be realized as a result of actions taken in connection with any Investment under Section 7.4(e) or 7.4(f) or any Permitted Acquisition, in each case to the extent permitted hereunder (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized or expected to be realized during such period from such actions; provided that such amounts pursuant to this clause (iii) shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any such adjustments pursuant to this clause (iii)); provided further that (1) a Responsible Officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable and quantifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of the Borrower and (y) in the case of “run rate” cost savings and operating expense reductions pursuant to clause (A) above, such actions have been taken or are committed to be taken within or are reasonably expected to be taken within 12 months after the end of the relevant period and (2) such cost savings that are included in this clause (iii) do not, in the aggregate, exceed 25% of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any such adjustments pursuant to this clause (iii), plus (iv) an amount equal to the Comcast Retransmission Adjustment; provided that a Responsible Officer of the Borrower shall have certified to the Administrative Agent that such Comcast Retransmission Adjustment is reasonably identifiable and quantifiable, reasonably anticipated to be received and factually supportable in the good faith judgment of the Borrower, minus (v) to the extent included in determining Consolidated Net Income for such period and without duplication, any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB ASC 815;
provided, that the Comcast Retransmission Adjustment, (a) for the each of the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, shall be deemed to be $14,400,000 and (b) for each of the fiscal quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, shall be deemed to be $14,300,000.
“Consolidated Income Tax Expense” shall mean, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis, for any period, income tax expense or benefit determined in accordance with GAAP for such period.
“Consolidated Interest Expense” shall mean, for the Borrower and its Restricted Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capital Lease Obligations (whether or not actually paid during such period) and (ii) the net amount payable (minus the net amount receivable) under any Hedge Agreements during such period (whether or not actually paid or received during such period).
“Consolidated Net Income” shall mean, for the Borrower and its Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower on the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary of the Borrower, (iv) any Equity Interest of the Borrower and its Restricted Subsidiaries in the unremitted earnings of any Person that is not a Restricted Subsidiary, (v) the income of any Restricted Subsidiary of the Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of any Requirement of Law or any agreement, instrument, or judgment applicable to that Restricted Subsidiary, (vi) any impairment charges, amortization of or immediate recognition of actuarial gains or losses, in each case, only to the extent such items are non-cash in nature, on the Borrower’s or its Restricted Subsidiaries’ defined benefit pension plans, (vii) any gains or losses attributable to Dispositions and (viii) to the extent reflected in the calculation of such net income (or loss), gains or losses attributable to earn-outs or other contingent consideration arising in connection with any acquisition permitted hereunder (including payments required to be made under earnouts to which a seller becomes entitled).
“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet delivered pursuant to Section 5.1(a) or (b), as applicable.
“Consolidated Total Debt” shall mean, as of any date, the difference of (a) all Indebtedness of the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in subsection (xi) of the definition thereto, (ii) Indebtedness of the type described in subsection (vi) of the definition thereto (but including any unreimbursed drawings with respect to letters of credit to the extent such drawing is not reimbursed within one (1) Business Day after such drawing) and (iii) the portion of any earn-out or other deferred or purchase consideration that is based upon the achievement of future financial or operational criteria until any such obligation becomes due and payable and is not so paid in accordance with the terms of the applicable agreement, minus (b) Unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries.
“Continuing Director” shall mean, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Cordillera Acquired Companies” shall have the meaning assigned to the term “Acquired Companies” in the Cordillera Purchase Agreement.
“Cordillera Acquisition” shall mean the acquisition by Scripps Media, Inc. of all of the issued and outstanding equity interests of the Cordillera Acquired Companies pursuant to the terms and conditions of the Cordillera Purchase Agreement.
“Cordillera Lead Arrangers” shall mean Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., SunTrust Robinson Humphrey, Inc. and Morgan Stanley Senior Funding, Inc., each in their capacity as a joint lead arranger and joint bookrunner in respect of a portion of the Tranche B-1 Term Loans.
“Cordillera Purchase Agreement” shall mean that certain Purchase Agreement dated as of October 26, 2018 between Cordillera Communications, LLC and Scripps Media, Inc. (without giving effect to any waiver, consent, amendment or other modification thereof that is material and adverse to the Tranche B-1 Term Lenders, the Revolving Credit Lenders or the

Administrative Agent unless agreed to in writing by the Administrative Agent, such agreement not to be unreasonably withheld, delayed or conditioned), together with all exhibits, disclosure schedules and side letters, if any, related thereto.
“Cordillera Seller” shall have the meaning assigned to the term “Seller” in the Cordillera Purchase Agreement.
“Cordillera Special Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.12(a)(x).
“Cordillera Special Mandatory Prepayment Date” shall have meaning assigned to such term in Section 2.12(a)(x).
“Cordillera Special Mandatory Prepayment Trigger Date” shall have the meaning assigned to such term in Section 2.12(a)(x).
“Credit Rating” shall mean (a) the corporate family rating of the Borrower as determined by Moody’s from time to time and (b) the corporate rating of the Borrower as determined by S&P from time to time (Moody’s and S&P are each individually referred to herein as a “Credit Rating Agency”).
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any Reference Date, an amount determined on a cumulative basis equal to the aggregate sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Fourth Amendment Closing Date and on or prior to such Reference Date.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, subject to Section 2.23(b)(ii), any Lender that (a) has failed to (i) fund all or any portion of any Loan within two Business Days of the date such Loan was required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a Parent Company that has, after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)(ii)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by a Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of Permitted Investments received in connection with a subsequent disposition of, or other receipt of Permitted Investments in respect of, such Designated Non-Cash Consideration.
“Disposition” shall mean the sale, lease, conveyance or other disposition of Collateral or other Property of the Borrower or any Restricted Subsidiary of the Borrower including, without limitation, any Sale/Leaseback Transaction; provided that, solely for purposes of Section 2.12(c), sales or dispositions permitted pursuant to clauses (a), (b) and (k) of Section 7.6 shall not be deemed to be a Disposition.
“Disposition Reinvestment Amount” shall have the meaning set forth in Section 2.12(c).
“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interests that by their terms (or by the terms of any other Equity Interests into which they are convertible or exchangeable) or otherwise (i) mature (other than as a result of a voluntary redemption or repurchase by the issuer of such Equity Interests) or are subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Obligations (other than any Obligations which expressly survive termination, Obligations described in clause (b) of the definition of the “Obligations” and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and termination of the Commitments and the Letters of Credit); (ii) are convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interests at the option of the holder thereof; (iii) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case specified in clauses (i), (ii) or (iii) above on or prior to the date that is ninety one (91) days after the later of the Revolving Commitment Termination Date and the Term Loan Maturity Date (if applicable); or (iv) provide for mandatory scheduled payments of dividends to be made in cash.
“Disqualified Institutions” shall mean those Persons that are direct competitors of the Borrower and its Restricted Subsidiaries and are primarily engaged in at least one of the same lines of business as the Borrower and its Restricted Subsidiaries, to the extent the same are identified in writing by the Borrower to the Administrative Agent on the Closing Date (together with any such Persons identified in writing by the Borrower to the Administrative Agent after the Closing Date pursuant to Section 5.1(e)(ii)).
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Foreign Subsidiary.
“DQ List” shall have the meaning set forth in Section 5.1(e).
“EBITDA Percentage” shall mean, as of the date of the consummation of any sale or disposition of assets (which may include the Equity Interests of a Subsidiary owning the assets to be sold or otherwise disposed of) by the Borrower or any of its Subsidiaries pursuant to clause (h) or (i) of Section 7.6, the ratio, expressed as a percentage (rounded upwards, if necessary, to the next 1/100th of 1%), obtained by dividing (a) the portion of Consolidated EBITDA attributable to such assets (or such Equity Interests) of such Person for the most recent Test Period prior to such date by (b) Consolidated EBITDA for such Test Period. For the avoidance of doubt, to the extent EBITDA Percentage is to be tested on a cumulative basis over time (i.e., for more than one asset sale or disposition after the Closing Date), the EBITDA Percentage shall be the sum of the EBITDA Percentage for each such asset sale or disposition over the applicable period of time (calculated in each case on an individual basis in accordance with the prior sentence).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.4(h).
“Environmental Laws” shall mean any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (iii) any actual or alleged exposure to any Hazardous Substances, (iv) the Release or threatened Release of any Hazardous Substances or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” shall mean any trade or business (including Unrestricted Subsidiaries and whether or not incorporated), which, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any Restricted Subsidiary or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any Restricted Subsidiary or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar” when used in reference to any Loan or Borrowing of a Loan, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” shall have the meaning provided in Article VIII.

“Event of Loss” shall mean (a) with respect to any Collateral or any other Property of the Borrower or any Domestic Restricted Subsidiary, any of the following: (i) any loss, destruction or damage of such Property; or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such asset or the requisition of the use of such asset and (b) the occurrence of any event, condition or circumstance pursuant to which the Borrower or any of its Domestic Restricted Subsidiaries are or become entitled to receive amounts as a result of an insurance policy for business interruption.
“Event of Loss Reinvestment Amount” shall have the meaning set forth in Section 2.12(d).
“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, an amount equal to, (a) the sum of: (i) Consolidated EBITDA for such Fiscal Year plus (ii) the net decrease in Working Capital during such Fiscal Year minus (b) the sum of the following (without duplication and determined on a consolidated basis for the Borrower and its Restricted Subsidiaries): (i) Consolidated Income Tax Expense paid in cash (less cash refunds received) during such Fiscal Year; (ii) the aggregate Consolidated Interest Expense paid in cash during such Fiscal Year; (iii) scheduled repayments of principal in respect of Indebtedness (for purposes of this definition, ‘principal’ shall include the principal component of payments for such period in respect of Capital Lease Obligations) paid in such Fiscal Year; (iv) the amount of Permitted Acquisitions and Investments made pursuant to Sections 7.4(e), 7.4(f) and 7.4(k) and Restricted Payments made pursuant to Sections 7.5(b) and 7.5(c) in cash during such period (excluding the portion, if any, of such Permitted Acquisitions, Investments and Restricted Payments funded with (x) the proceeds of the incurrence of long term Indebtedness, (y) the proceeds of Equity Interests or a capital contribution and (z) the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated Net Income); (v) Capital Expenditures made during such Fiscal Year which are not financed with Indebtedness (provided, that, to the extent the proceeds of any capital asset that is sold or disposed of pursuant to Section 7.6(j) are used for the purpose of acquiring replacement capital assets for those so sold or disposed of, such replacement capital assets (to the extent they would otherwise constitute Capital Expenditures) shall not constitute Capital Expenditures for purposes of this clause (v)); (vi) all other items added back to Consolidated EBITDA pursuant to (and subject to the limitations in) the definition of Consolidated EBITDA to the extent paid in cash during such Fiscal Year; (vii) all amounts added back to Consolidated EBITDA pursuant to clause (iv) of the definition thereof; (viii) the net increase in Working Capital during such Fiscal Year and (ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into during such period relating to Permitted Acquisitions, Investments permitted pursuant to this Agreement or Capital Expenditures to be consummated or made within six (6) months of the date of determination; provided that any amounts deducted from Excess Cash Flow in connection with this clause (ix) in any Fiscal Year shall be added back in the subsequent Fiscal Year to the extent such transaction has not been consummated within such six-month period.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2020.
“Excluded Account” shall mean that certain trust account number 000134678 at HSBC Bank which account is utilized for certain disability payments to be made by the Borrower or its Subsidiaries.
“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Borrower in good faith) received by the Borrower after the Fourth Amendment Closing Date from the sale or issuance (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Borrower which is designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such Equity Interest is sold or issued, as the case may be.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, if such Lender did not fund the applicable Loan pursuant to a prior commitment, on the date such Lender acquired the applicable interest in such Loan), other than pursuant to an assignment request by the Borrower under Section 2.26 or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” shall have the meaning set forth in the third “WHEREAS” clause of this Agreement.
“Existing Term Loans” shall have the meaning provided in Section 2.2(a).
“Extended Revolving Commitment” shall have the meaning set forth in Section 2.28.
“Extended Revolving Loans” shall have the meaning set forth in Section 2.28.
“Extended Term Loans” shall have the meaning set forth in Section 2.28.
“Extending Revolving Credit Lenders” shall have the meaning set forth in Section 2.28.
“Extending Term Loan Lenders” shall have the meaning set forth in Section 2.28.
“Extension” shall have the meaning set forth in Section 2.28.
“Extension Offer” shall have the meaning set forth in Section 2.28.
“Facility” shall mean, individually, each of the Term Loan Facility and the Revolving Facility; and the Term Loan Facility and the Revolving Facility are collectively referred to herein as the “Facilities.”
“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related legislation, regulations or official administrative guidance) implementing the foregoing.
“FCC” shall mean the Federal Communications Commission or any Governmental Authority substituted therefor.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, with respect to any of the Tranche B-1 Term Loans, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” shall mean that certain fee letter, dated April 4, 2017, executed by Wells Fargo Securities, LLC, and accepted by the Borrower.
“Financial Covenant” shall mean the financial covenant set forth in Section 6.2.

“First Amendment” shall mean that certain First Amendment to Third Amended and Restated Credit Agreement dated October 2, 2017 among the Loan Parties, the Agent and the Term Loan Lenders party thereto.
“First Amendment Effective Date” shall mean October 2, 2017.
“First Lien Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt of such date that is secured by a Lien on any assets (including Equity Interests) of the Borrower and/or its Restricted Subsidiaries that rank pari passu with the liens on the Collateral securing the Secured Obligations to (ii) the quotient of: (x) Consolidated EBITDA for the eight (8) consecutive Fiscal Quarters ending on or immediately prior to such date divided by (y) two (2).
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Former Agent” shall have the meaning given such term in Section 9.16(a).
“Fourth Amendment” shall mean that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated the Fourth Amendment Closing Date among the Loan Parties, the Administrative Agent and the lenders party thereto.
“Fourth Amendment Closing Date” shall mean May 1, 2019.
“Fourth Amendment Early Closing Date” shall have the meaning assigned to such term in the Fourth Amendment.
“Fourth Amendment Transactions” shall have the meaning assigned to such term in the Fourth Amendment.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.
“Hazardous Substances” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Loan Party permitted under Section 7.10, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Loan Party, in each case in its capacity as a party to such Hedge Agreement.
“Hedging Transaction” of any Person shall mean any transaction of such Person that is the subject of a Hedge Agreement.
“Increased Amount Date” shall have the meaning set forth in Section 2.24.
“Incremental Amendment” shall have the meaning set forth in Section 2.24(c).
“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables and obligations regarding programming rights incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables and obligations regarding programming rights overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables and obligations regarding programming rights are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and clauses (x) and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, provided, that if such obligation shall not have been assumed by such Person and is otherwise limited in recourse only to property of such Person securing such obligation, the amount of such obligation shall not exceed the lesser of (i) the fair market value of the property of such Person securing such obligation as determined by such Person in good faith and (ii) the amount of such obligation so secured, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person, but excluding any other obligations under any Equity Interests that are not Disqualified Equity Interests, (x) Off-Balance Sheet Liabilities, and (xi) all obligations of such Person under any Hedge Agreement. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (xi) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 10.3(b).
“Intellectual Property” shall mean (i) patents, trademarks, service marks, trade names, logos, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, logos, domain names, copyrights and designs, (iii) know-how, inventions, whether or not patentable, computer software programs and applications (including source code and object code), databases and data collections, (iv) Websites and (v) any other similar type of proprietary intellectual property right.
“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
(iv)    no Interest Period may extend beyond (A) the Revolving Commitment Termination Date with respect to Revolving Loans or (B) the Term Loan Maturity Date with respect to the applicable Term Loans.
“Investments” shall have the meaning as set forth in Section 7.4.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall mean Wells Fargo, in its capacity as issuer of Letters of Credit, or any successor thereto.
“Junior Debt” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary (other than intercompany Indebtedness) that is (i) subordinated in right of payment to the Obligations, (ii) unsecured and/or (iii) secured by a Lien that ranks junior in priority to the Liens securing the Secured Obligations.
“Latest Maturity Date” shall mean, at any date of determination, the latest Term Loan Maturity Date in respect of any Class of Term Loans, in each case, then in effect on such date of determination.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $15,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender shall be its Pro Rata Share of the total LC Exposure at such time.
“Lead Arrangers” means (i) Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., Fifth Third Bank, PNC Capital Markets LLC and U.S. Bank National Association, each in their capacity as a lead arranger, (ii) the Cordillera Lead Arrangers and (iii) the Taurus Lead Arrangers.
“Lender Affiliate” shall mean, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control, by contract or otherwise. The terms “Controlling,” “Controlled by,” and “under common Control with” shall have the meanings correlative thereto.
“Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include the Revolving Credit Lenders, the Term Loan Lenders, where appropriate, the Swingline Lender and each New Lender that joins this Agreement pursuant to Section 2.24.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).
“License” shall mean any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted or issued by or entered into with a Governmental Authority (including the FCC) which permits or authorizes the acquisition, construction, ownership or operation of a Station or any part thereof.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Limited Conditionality Acquisition” shall mean any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent Incurrence of Indebtedness permitted under this Agreement, and (c) is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan Documents” shall mean, collectively, this Agreement, the Fourth Amendment, the Notes (if any), the Subsidiary Guaranty Agreement, the Blocked Account Agreements, the Reaffirmation of Loan Documents, the Fee Letter, all Collateral Access Agreements, the LC Documents, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed by and among any Loan Party, the Administrative Agent or any Lender, the Swingline Lender or the Issuing Bank in connection with any of the foregoing; provided, however, that, notwithstanding the foregoing, no Secured Hedge Agreement and no Secured Cash Management Agreement shall constitute a Loan Document.
“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, Term Loans (if any) and Swingline Loans in the aggregate or any of them, as the context shall require.
“Majority Revolving Credit Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority in interest of the Aggregate Revolving Commitments held by Non-Defaulting Lenders at such time or if the Revolving

Commitments have been terminated, Non-Defaulting Lenders owed or holding at least a majority in interest of the Aggregate Revolving Credit Exposure held by Non-Defaulting Lenders at such time.
“Majority Term Loan Lenders” shall mean, at any time, Non-Defaulting Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Loans held by all Non-Defaulting Lenders at such time.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, condition (financial or otherwise), assets, operations, liabilities (contingent or otherwise) or properties of the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to pay any of their obligations under the Loan Documents or perform any of their obligations under the Loan Documents or (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Lenders under any of the Loan Documents (other than as a result of any action or inaction on the part of the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender).
“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which the Borrower or any Restricted Subsidiary of the Borrower is or becomes a party and which are filed or required to be filed with the U.S. Securities and Exchange Commission under Regulation S-K.
“Material Indebtedness” shall mean (a) Indebtedness evidenced by the Senior Notes and (b) Indebtedness (other than the Loans and Letters of Credit) of the Borrower or any of its Restricted Subsidiaries, individually or in an aggregate committed or outstanding amount exceeding $50,000,000. For purposes of determining the amount of attributed Indebtedness from Hedge Agreements, the “principal amount” of any Hedge Agreements at any time shall be the Net Mark-to-Market Exposure of such Hedge Agreements.
“Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower having: (a) assets (determined on a consolidating basis) in an amount equal to at least 5.0% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) revenues or net income (determined on a consolidating basis) in an amount equal to at least 5.0% of the total revenues or net income of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.
“Minimum Extension Condition” shall have the meaning set forth in Section 2.28.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Negative Pledge” shall mean, with respect to any Real Estate, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits, conditions or purports to prohibit or condition the creation or assumption of any Lien on such Real Estate as security for Indebtedness of the Person owning such asset or any other Person; provided, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Cash Proceeds” shall mean, with respect to any Disposition, Event of Loss or the incurrence by the Borrower or any Restricted Subsidiary thereof of any Indebtedness (other than the Obligations), in each case, after the Closing Date, the aggregate amount of cash (including all insurance proceeds) received as a result of such Disposition, Event of Loss or incurrence of such Indebtedness, net of (x) reasonable and customary transaction costs properly attributable to such transaction and payable by the Borrower or such Restricted Subsidiary to a non-Affiliate in connection with such Disposition, Event of Loss or the incurrence of any Indebtedness, including, without limitation, sales commissions and underwriting discounts and (y)

the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or such Restricted Subsidiary that are directly attributable to such Disposition, Event of Loss or the incurrence of any such Indebtedness.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Transaction, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Transaction. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the subject Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Net Proceeds From Equity Issuance” shall mean, with respect to any issuance by the Borrower of Equity Interests (other than Disqualified Equity Interests) to any Person or Persons other than a Restricted Subsidiary of the Borrower, the difference between (a) the aggregate amount of cash received in connection with such equity issuance and (b) the aggregate amount of any reasonable and customary legal, underwriting or other fees and expenses incurred in connection with such equity issuance.
“New Commitments” shall have the meaning set forth in Section 2.24.
“New Lender” shall have the meaning set forth in Section 2.24.
“New Revolving Commitments” shall have the meaning set forth in Section 2.24.
“New Revolving Credit Lender” shall have the meaning set forth in Section 2.24.
“New Revolving Loan” shall have the meaning set forth in Section 2.24.
“New Term Loan Commitment” has the meaning provided in Section 2.24.
“New Term Loan Lender” shall have the meaning set forth in Section 2.24.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender at such time.
“Non-Exchanging Lender” shall mean each Lender holding Existing Term Loans on the Second Amendment Effective Date that (i) did not execute and deliver a Consent on or prior to the Second Amendment Effective Date or (ii) is a Post-Closing Option Lender.
“Notes” shall mean, collectively, the Revolving Credit Notes, Term Loan Notes and the Swingline Note.
“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).
“Notice of Borrowing” shall have the meaning as set forth in Section 2.4.
“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.5.
“Obligations” shall mean, whether now in existence or hereafter arising, all amounts owing by the Borrower or any other Loan Party to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender and each New Lender) and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5 and, in each case, their respective successors and permitted assigns, pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender and each New Lender) and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5 and, in each case, their respective successors and permitted assigns, incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.26).
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(e).
“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 1525 W WT Harris Blvd, Charlotte, North Carolina 28262, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” shall mean a certificate or certificates of the Loan Parties in substantially the form of Exhibit F hereto.

“Permitted Acquisition” shall have the meaning set forth in Section 7.3(b); provided, however, that notwithstanding anything herein to the contrary, the Taurus Acquisition shall be deemed to be a Permitted Acquisition for all purposes under this Agreement.
“Permitted Acquisition Target” shall mean, with respect to any Acquisition, the Person (i) whose assets or business is the target of such Acquisition or (ii) the majority of whose Equity Interests are the target of such Acquisition.
“Permitted Holders” shall mean all lineal descendants of Robert Paine Scripps or John Paul Scripps, or trusts for the benefit of such lineal descendants or their spouses.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
(v)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and
(vi)    other short term, liquid investments approved by the Administrative Agent.
“Permitted Liens” shall mean, as applied to any Person:
(a)    Liens created pursuant to the Loan Documents to secure the Secured Obligations;
(b)    (i) Liens on Real Estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;
(c)    Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;
(e)    Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not materially interfere with the ordinary conduct of the business of such Person;
(f)    Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    Liens on assets of the Borrower or any of its Restricted Subsidiaries existing as of the Fourth Amendment Closing Date which are set forth on Schedule 7.2;
(h)    statutory Liens in favor of landlords with respect to inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(i)    (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 7.1 and (ii) Liens with respect to Equity Interests in joint ventures securing Indebtedness permitted under Section 7.1(n);
(j)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(k)    Liens of (i) a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code as in effect in the relevant jurisdiction and (ii) any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Restricted Subsidiary thereof, in each case, other than any deposit account with deposits intended as cash collateral;
(l)    Liens on insurance policies and the proceeds thereof in favor of the provider of such insurance policies securing the financing of the premiums with respect thereto;
(m)    leases, subleases, licenses or sublicenses on the property covered thereby, in each case, in the ordinary course of business which do not (i) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;
(n)    Liens in favor of a seller solely on any cash earnest money deposits or indemnity escrows made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition;
(o)    Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property; and
(p)    Liens on assets or Equity Interests of Unrestricted Subsidiaries that secure non-recourse Indebtedness of Unrestricted Subsidiaries.
“Permitted Refinancing” shall mean, with respect to any Person, any modification (other than a release of such Person), refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.1(c), such modification, refinancing, refunding, renewal or extension has a final stated maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) such modified, refinanced, refunded, renewed or extended Indebtedness shall only be guaranteed by the Borrower or Restricted Subsidiaries of the Borrower that are otherwise guarantors of the Indebtedness being modified, refinanced, refunded, renewed or extended at the time such modification, refinancing, refund, renewal or extension of Indebtedness occurs, (d) such modified, refinanced, refunded, renewed or extended Indebtedness shall not be secured by any property or assets other than the property or assets that were collateral (and then only with the same or lesser priority) for the Indebtedness being modified, refinanced, refunded, renewed or extended, in each case, at the time of such modification, refinancing, refunding, renewal or extension (unless in connection with an acquisition to the extent any additional property or assets constituting collateral for the modified, refinanced, refunded, renewed or extended Indebtedness also secure the Secured Obligations in accordance with the terms herein), and (e) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Secured Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Secured Obligations on terms at least as favorable, taken as a whole (as determined by the Administrative Agent), to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post-Closing Option Lender” shall mean each Lender that executed and delivered a Consent indicating the “Post-Closing Settlement Option” in the Consent.
“Prior Closing Date” shall mean April 1, 2015.
“Pro Forma Basis” shall mean, in connection with any calculation of the Total Net Leverage Ratio or the Senior Secured Net Leverage Ratio, the calculation thereof after giving effect on a pro forma basis to (x) the Incurrence or repayment of any Indebtedness after the first day of the relevant period of eight (8) consecutive Fiscal Quarters (the “Relevant Period”) (including any Incurrence of Indebtedness to finance a transaction or payment giving rise for the need to make such determination) as if such Indebtedness had been Incurred or repaid on the first day of such Relevant Period (and, in the case of Incurrence, remains outstanding on the date of measurement), (y) the making of any Restricted Payment, Investment or Permitted Acquisition after the first day of the Relevant Period as if such Restricted Payment, Investment or Permitted Acquisition had been made on the first day of such Relevant Period and (z) the sale or other disposition of assets after the first day of the Relevant Period as if such asset sale had been made as of the first day of such Relevant Period.
“Pro Rata Share” shall mean, with respect to (i) any Revolving Credit Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Revolving Commitments) and (ii) any Term Loan Lender at any time, a percentage, the numerator of which shall be the aggregate outstanding principal amount of Term Loans of a particular Class held by such Lender and the denominator of which shall be the aggregate outstanding principal amount of all Term Loans of such Class at such time. A Lender’s Pro Rata Share with respect to any Letter of Credit, LC Disbursement, LC Exposure, Swingline Loan or Swingline Exposure shall be determined as to such Lender in its capacity as a Revolving Credit Lender in accordance with clause (i) above.
“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Borrower or any Subsidiary (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.
“Ratings Trigger” shall mean, as of any date of determination, the Borrower has a Credit Rating equal to or higher than BB by S&P and equal to or higher than Ba2 by Moody’s, in each such case with a “stable” or better outlook.
“Reaffirmation of Loan Documents” shall mean a Master Reaffirmation of Loan Documents in substantially the form of Exhibit C attached hereto.
“Real Estate” shall mean a parcel (or group of related parcels) of real property owned by the Borrower or any Subsidiary of the Borrower.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Cash Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Loan Maturity Date or the Revolving Commitment Termination Date, as applicable, of the Term Loans so reduced or the Revolving Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the remaining Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Loan Maturity Date of the Term Loans so reduced or the Revolving Commitment Termination Date of the Revolving Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to the Borrowers and its Subsidiaries than the terms, taken as a whole, applicable to the Tranche B-1 Term Loans (except for covenants or other provisions applicable only to periods after the applicable Term Loan Maturity Date in effect at the time such Refinancing Notes are issued or those that are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (i) if such Refinancing Notes are secured, such Refinancing Notes shall not be secured by any assets of the Borrower or its Subsidiaries other than assets constituting Collateral.
“Refinancing Term Loans” has the meaning assigned to such term in Section 2.24(e).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.24(g).
“Replacement Revolving Commitments” shall have the meaning assigned to such term in Section 2.24(g).
“Replacement Revolving Credit Lender” shall mean any Lender with a Replacement Revolving Commitment.
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.24(g).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.24(g).
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (i) the aggregate outstanding Revolving Commitments at such time (or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure) and (ii) the aggregate outstanding principal amount of the Term Loans, if any, at such time. The Commitments and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided, that (a) if the First Lien Net Leverage Ratio as at the end of the Applicable Period is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, such percentage shall be 25% and (b) if the First Lien Net Leverage Ratio as at the end of the Applicable Period is less than or equal to 3.00 to 1.00, such percentage shall be 0%.
“Requirement of Law” for any Person shall mean the Organizational Documents of such Person, and any Applicable Law (including the Communications Laws), or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of a Person or such other representative of a Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the Financial Covenant and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Borrower or such other officer of the Borrower as may be agreed to in writing by the Administrative Agent.
“Restricted Cash Deposit Account” shall mean that certain restricted cash deposit held by the Borrower’s insurance carrier so long as maintenance of such account is necessary to provide financial assurance to such insurance carrier of the Borrower’s ability to fulfill certain obligations with respect to cash requirements associated with workers compensation self-insurance.
“Restricted Material Subsidiary” shall mean any Restricted Subsidiary that is also a Material Subsidiary.
“Restricted Payment” shall have the meaning set forth in Section 7.5.
“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” shall have the meaning set forth in Section 2.12(f).
“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.
“Revolving Commitment” shall mean (a) with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance or joinder agreement, as applicable, executed by such Person, (b) any New Revolving Commitment of a New Revolving Credit Lender to make New Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding such New Revolving Credit Lender’s New Revolving Commitment, (c) any Extended Revolving Commitment of an Extending Revolving Credit Lender to make Extended Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding such Extending Revolving Credit Lender’s Extended Revolving Commitment, as the context may require, in each case, as such commitment may be subsequently increased or decreased pursuant to terms hereof or (d) any Replacement Revolving Commitment of a Replacement Revolving Credit Lender to make Replacement Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding such Replacement Revolving Credit Lender’s Replacement Revolving Commitment.
“Revolving Commitment Termination Date” shall mean the earliest of (i) April 27, 2022 (or, solely with respect to any Extended Revolving Loans or Replacement Revolving Loans, the termination date for the related Extended Revolving Commitments or Replacement Revolving Commitments, as applicable), (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all Revolving Loans outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Credit Lender” shall mean each Lender with a Revolving Commitment (including the Added Lender) or, to the extent the Revolving Commitments have been terminated, a Revolving Loan or other Revolving Credit Exposure.
“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
“Revolving Facility” shall mean the extensions of credit made hereunder by Lenders holding a Revolving Commitment.
“Revolving LC Participation Fee” shall have the meaning set forth in Section 2.14(c).
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of the Second Amendment Effective Date.
“Second Amendment Effective Date” shall mean April 3, 2018, which is the first Business Day on which all of the conditions precedent set forth in Section 5 of the Second Amendment have been satisfied or waived and the Tranche B Term Loans are funded or deemed funded through a cashless settlement pursuant to Section 2.2(b), as applicable.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement between or among any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” shall mean any Hedge Agreement between or among any Loan Party and any Hedge Bank.
“Secured Obligations” shall mean, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders (including the Swingline Lender and each New Lender), the Issuing Bank, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement dated as of the Prior Closing Date among the Loan Parties and the Administrative Agent, as amended or otherwise modified on the Closing Date pursuant to the Reaffirmation of Loan Documents.
“Security Documents” shall mean, collectively, the Security Agreement, all UCC‑1 financing statements, all intellectual property security agreements and any other document, instrument or agreement granting a Lien on the Collateral as security for the Secured Obligations.
“Senior Notes” shall mean the $400.0 million in aggregate principal amount of 5.125% senior unsecured notes due 2025 issued under the 2017 Indenture.
“Senior Secured Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date that is secured by a Lien on any assets (including Equity Interests) of the Borrower and/or its Restricted Subsidiaries to (ii) the quotient of: (x) Consolidated EBITDA for the eight (8) consecutive Fiscal Quarters ending on or immediately prior to such date divided by (y) two (2).
“Specified Cordillera Purchase Agreement Representations” shall mean such of the representations made by the Cordillera Acquired Companies and/or the Cordillera Seller or the subsidiaries or affiliates of the Cordillera Seller, or with respect to the Cordillera Acquired Companies, their subsidiaries or their business, in the Cordillera Purchase Agreement as are material to the interests of the Tranche B-1 Term Lenders and/or the Revolving Lenders, but only to the extent that the Borrower or its affiliates have the right to terminate its or their respective obligations under the Cordillera Purchase Agreement or otherwise decline to close the Cordillera Acquisition as a result of a breach of any such representations or any such representations not being accurate (in each case, determined without regard to any notice requirement).
“Specified Representations” shall mean the representations and warranties made in Section 4.1(i), Section 4.1(ii), Section 4.2, Section 4.4(a), Section 4.4(c), Section 4.9, Section 4.11, Section 4.17, Section 4.19, Section 4.20, Section 4.21 and Section 4.22 of this Credit Agreement.
“Station” shall mean (a) each television or radio station identified as such on Schedule 4.23 and (b) any television or radio station the Licenses of which are owned or held by the Borrower or any of its Restricted Subsidiaries on or after the Closing Date.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing (except as used in the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its respective Subsidiaries for purposes of this Agreement or any other Loan Document, and the financial statements and consolidation of accounts of the Borrower and its Restricted Subsidiaries shall not, for purposes of this Agreement, be consolidated with any Unrestricted Subsidiary.
“Subsidiary Guaranty Agreement” shall mean the Amended and Restated Subsidiary Guaranty Agreement, dated as of the Prior Closing Date, made by each Guarantor listed on the signature pages thereof in favor of the Administrative Agent, as amended or otherwise modified on the Closing Date pursuant to the Reaffirmation of Loan Documents.
“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.12.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement and “Subsidiary Loan Parties” means each such Subsidiary, collectively.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing of a Swingline Loan.
“Swingline Commitment” shall mean the commitment, if any, of the Swingline Lender to make Swingline Loans. As of the Closing Date, the Swingline Commitment is $10,000,000.
“Swingline Exposure” shall mean, with respect to each Revolving Credit Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Wells Fargo.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.
“Swingline Rate” shall mean, for any Interest Period, the Base Rate in effect from time to time plus the Applicable Margin with respect to Base Rate Revolving Loans.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to FASB ASC 840 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taurus Acquired Business” shall mean the Purchased Assets (as defined in the Taurus Purchase Agreement) and the Assumed Liabilities (as defined in the Taurus Purchase Agreement).
“Taurus Acquisition” shall mean the acquisition by the Borrower of the Taurus Acquired Business in accordance with the terms of the Taurus Purchase Agreement.
“Taurus Acquisition Agreement” shall mean that certain Purchase Agreement dated as of March 20, 2019 between Scripps Media, Inc., Scripps Broadcasting Holdings, LLC and Taurus Seller (without giving effect to any waiver, consent, amendment or other modification thereof that is material and adverse to the Lenders under the Taurus Term Loan Facility or the Taurus Revolving Commitment Increase or the Administrative Agent unless agreed to in writing by the Administrative Agent, such agreement not to be unreasonably withheld, delayed or conditioned), together with all exhibits, disclosure schedules and side letters, if any, related thereto.
“Taurus Effective Date” shall have the meaning assigned to such term in the Fourth Amendment.
“Taurus Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of April 4, 2019, by and among the Borrower, Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., SunTrust Bank, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Bank, PNC Bank, National Association, PNC Capital Markets LLC and U.S. Bank National Association.
“Taurus Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Bank, PNC Capital Markets LLC and U.S. Bank National Association, each in their capacity as a joint lead arranger and joint bookrunner in respect of a portion of the Tranche B-1 Term Loans.
“Taurus Revolving Commitment Increase” shall have the meaning assigned to such term in the Fourth Amendment.
“Taurus Seller” shall mean Nexstar Media Group, Inc.

“Taurus Special Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.12(a)(y).
“Taurus Special Mandatory Prepayment Date” shall have meaning assigned to such term in Section 2.12(a)(y).
“Taurus Special Mandatory Prepayment Trigger Date” shall have the meaning assigned to such term in Section 2.12(a)(y).
“Taurus Term Loan Facility” shall have the meaning assigned to such term in Section 2.24(a).
“Taurus Termination Modifications” shall have the meaning set forth in Section 1.7(a).
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean, as the context may require, (a) the Tranche B Term Loans, (b) the Tranche B-1 Term Loans, (c) any New Term Loans, (d) any Extended Term Loans and/or (e) any Refinancing Term Loans.
“Term Loan Commitment” shall mean (a) the Tranche B-1 Term Loan Commitments or (b) any New Term Loan Commitment provided for pursuant to Section 2.24, in each case, as the context may require. Upon the effectiveness of the Fourth Amendment and immediately after giving effect thereto, the Tranche B-1 Term Loan Commitments shall be deemed terminated in full.
“Term Loan Facility” shall mean the extensions of credit hereunder, if any, from time to time in the form a Term Loan made by the Term Loan Lenders.
“Term Loan Lender” shall mean, (i) each Tranche B Term Loan Lender (ii) each Tranche B-1 Term Lender and (iii) each Lender holding an outstanding Tranche B Term Loan, Tranche B-1 Term Loan, New Term Loan and/or Refinancing Term Loan.
“Term Loan Maturity Date” shall mean (a) in the case of the Tranche B Term Loans, the earlier of (i) October 2, 2024 and (ii) the date on which all Tranche B Term Loans outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), (b) in the case of the Tranche B-1 Term Loans, the earlier of (i) May 1, 2026 and (ii) the date on which all Tranche B-1 Term Loans outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and (c) with respect to any New Term Loans, Extended Term Loans and/or Refinancing Term Loans, the earlier of (i) the maturity date specified in the Incremental Amendment applicable to such New Term Loans, Extended Term Loans and/or Refinancing Term Loans, as applicable, and (ii) the date on which all amounts in respect of such New Term Loans, Extended Term Loans and/or Refinancing Term Loans, as applicable, outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Term Loan Note” shall mean a promissory note of the Borrower payable to the order of a requesting Term Loan Lender in the principal amount of such Term Loan Lender’s Term Loan Commitment, if any, or the aggregate outstanding amount of Term Loans, if any, held by such Term Loan Lender (or both, as the context may require), in substantially the form of Exhibit J.
“Test Period” shall mean, at any date of determination, the most recently completed eight (8) consecutive Fiscal Quarters ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b).
“Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) the quotient of: (x) Consolidated EBITDA for the eight (8) consecutive Fiscal Quarters ending on or immediately prior to such date divided by (y) two (2).
“Trade Date” shall have the meaning set forth in Section 10.4(h).
“Tranche B-1 Term Lenders” shall have the meaning assigned to such term in the Fourth Amendment.

“Tranche B-1 Term Loan” shall have the meaning assigned to such term in the Fourth Amendment.
“Tranche B-1 Term Loan Commitment” shall have the meaning assigned to such term in the Fourth Amendment. As of the Fourth Amendment Closing Date, the aggregate amount of the Tranche B-1 Term Loan Commitments is $765,000,000.
“Tranche B Term Loan” shall mean, collectively, (i) Existing Term Loans exchanged for a like principal amount of Tranche B Term Loans pursuant to Section 2.2(b)(i)  and (ii) each Additional Tranche B Term Loan made pursuant to Section 2.2(b)(ii), in each case on the Second Amendment Effective Date.
“Tranche B Term Loan Commitment” shall mean the Additional Tranche B Term Loan Commitment and the Tranche B Term Loan Exchange Commitments. After giving effect to Second Amendment, on the Second Amendment Effective Date, the aggregate amount (which includes, in the case of the Tranche B Term Loan Exchange Commitments, the aggregate principal amount to be exchanged) of the Tranche B Term Loan Commitments shall be $298,500,000.00.
“Tranche B Term Loan Exchange Commitment” shall mean the agreement of a Lender to exchange its Existing Term Loans for an equal aggregate principal amount of Tranche B Term Loans on the Second Amendment Effective Date, as evidenced by such Lender executing and delivering its Consent and indicating the “Cashless Settlement Option.”
“Tranche B Term Loan Lender” shall mean, collectively, (i) each Lender that executes and delivers a Consent and indicates the “Cashless Settlement Option” prior to the Second Amendment Effective Date, (ii) the Additional Tranche B Term Loan Lender and (iii) after the Second Amendment Effective Date, each Lender with an outstanding Tranche B Term Loan.
“Transaction Documents” shall mean, individually and collectively, the Loan Documents, the 2017 Indenture and the Senior Notes and all other agreements, documents or instruments executed in connection with the Transactions.
“Transactions” shall mean, individually and collectively, the issuance of the Senior Notes on the Closing Date, the prepayment in full of the Term Loans (as defined in the Existing Credit Agreement), the initial Borrowing of Revolving Loans (if any) and issuance of Letters of Credit on the Closing Date, and the payment of all fees, costs and expenses in connection with the foregoing.
“Transformative Acquisition” means any Acquisition or other Investment by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, that (i) is not permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition or other Investment, or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such Acquisition or other Investment, the terms of the Loan Documents would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Type” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Unrestricted Cash and Cash Equivalents” shall mean, on any date of determination, all Cash (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including, without, limitation, revolving loans) and all cash equivalents owned by the Loan Parties, in each case, on the date of determination; provided, however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised and (y) in favor of Administrative Agent) and (B)

subject to a perfected Lien in favor of the Administrative Agent and (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of the Borrower, any Subsidiary or any of their respective Affiliates.
“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower, whether now owned or acquired or created after the Fourth Amendment Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Fourth Amendment Closing Date so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrowers or any of their Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.4, and any prior or concurrent Investments in such Subsidiary by the Borrowers or any of their Subsidiaries shall be deemed to have been made under Section 7.4, and (iii) without duplication of clause (ii), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.4; and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be permitted to incur $1.00 of additional Indebtedness under Section 7.1(k) and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii).
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii)(B)(iii).
“Websites” shall mean, as to any Person, any and all Internet websites owned, operated or licensed by or for the benefit of such Person, including any content contained thereon or related thereto (but excluding any content that is not produced by or on behalf of such Person).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, at any time of determination, (a) the consolidated current assets (other than cash and Permitted Investments) of the Borrower and its Restricted Subsidiaries at such time minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time, but excluding any current portion of long term debt; provided that increases or decreases in Working Capital shall be calculated without regard to any changes in current assets or current liabilities as a result of any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”, a “Term Loan” or a “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or a “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing” or a “Term Loan Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3.    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that (a) obligations relating to a lease that were (or would be) classified and accounted for by Borrower and its Restricted Subsidiaries as an operating lease under GAAP as in effect on the Closing Date shall continue to be classified and accounted for as obligations relating to an operating lease and not as a capitalized lease notwithstanding Accounting Standards Codification 840 or Accounting Standards Codification 842 or any implementation thereof, and (b) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the First Lien Net Leverage Ratio to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the First Lien Net Leverage Ratio, as applicable (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the First Lien Net Leverage Ratio for such purpose), then the Borrower’s calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio and/or compliance with the Financial Covenant, as applicable, shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio and/or the Financial Covenant, as applicable, is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein and (ii) there shall be excluded from any financial calculations hereunder or under any other Loan Document the Consolidated EBITDA, Consolidated Net Income, Cash and other assets of any Unrestricted Subsidiary, except to the extent actually distributed to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution prior to such calculation.
Section 1.4.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect,” then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.
Section 1.5.    Limited Conditionality Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Conditionality Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the Indebtedness that is to be used to finance such Acquisition (including without limitation all Loans pursuant to any New Commitments) in accordance with this Section, then the following provisions shall apply:
(a)    any condition to such Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the Incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(j) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness Incurred in connection therewith (including such additional Indebtedness);
(b)    any condition to such Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the Incurrence of such Indebtedness shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Conditionality Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Restricted Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition;
(c)    any financial ratio or similar financial covenant test or condition, may upon the written election of the Borrower delivered to the Administrative Agent prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Conditionality Acquisition or (ii) upon the consummation of the Limited Conditionality Acquisition and related Incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Conditionality Acquisition and related Incurrence of Indebtedness, on a Pro Forma Basis; provided that the failure to deliver a notice under this Section 1.5(c) prior to the date of execution of the definitive agreement for such Limited Conditionality Acquisition shall be deemed an election to test the applicable financial ratio under subclause (ii) of this Section 1.5(c); and
(d)    except as provided in the next sentence, if the Borrower has made an election with respect to any Limited Conditionality Acquisition to test a financial ratio or similar financial covenant test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Conditionality Acquisition and prior to the earlier of (i) the date on which such Limited Conditionality Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, any such ratio or basket shall be required to be satisfied (x) on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the Incurrence of Indebtedness) have been consummated and (y) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the Incurrence of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the Financial Covenant shall, in each case be calculated assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the Incurrence of Indebtedness) have not been consummated. For the avoidance of doubt (if elected by the Borrower under subclause (i) of Section 1.5(c)), if any of such ratio, test or condition is breached as a result of fluctuations at or prior to the consummation of the relevant Limited Conditionality Acquisition and related Indebtedness, such ratio, test and condition will not be deemed to have been breached as a result of such fluctuations solely for purposes of determining whether the Limited Conditionality Acquisition and related Indebtedness is permitted hereunder and, if elected by the Borrower under subclause (i) of Section 1.5(c), such ratio, test and condition shall not be tested at the time of consummation of such Limited Conditionality Acquisition and related Indebtedness.
If there is any conflict between the terms of this Section 1.5 and any other provision of this Agreement or any other Loan Document, the terms of Section 1.5 shall control.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of the possible scenarios is separately tested.
Section 1.6.    Delaware LLC Divisions. For purposes of this Agreement and the other Loan Documents:
(a)    in connection with any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act (“DE LLCA”)) or plan of division under Delaware the DE LLCA (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; (ii) if any new Person comes into existence, such new Person shall be deemed to have been formed or organized on the first date of its existence by the holders of its Equity Interests at such time; (iii) any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or any similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person; (iv) any “Division” of a limited liability company shall constitute a separate Person hereunder (and each “Division” of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person); and (v) for the avoidance of doubt, any reference to “Pro Forma Basis” herein which includes a transaction described in clause (z) of such definition shall be deemed to include any “Division” and the rules of this Section 1.6;
(b)    without limiting any of the other covenants or requirements herein, the Borrower agrees that it will not permit any Loan Party or Restricted Subsidiary that is a limited liability company to divide itself into two or more limited liability companies (pursuant to a “Division” or “plan of division” as contemplated under the DE LLCA or otherwise) unless, in the event that any Loan Party or Restricted Subsidiary that is a limited liability company divides itself into two or more limited liability companies, such limited liability companies formed as a result of such division shall comply with the applicable obligations set forth in Section 5.12 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party to the extent otherwise required under Section 5.12; and
(c)    the Borrower agrees that it will not permit any Loan Party or Restricted Subsidiary that is a limited liability company to divide itself into two or more limited liability companies (pursuant to a “Division” or “plan of division” as contemplated under the DE LLCA or otherwise) unless the Borrower has given the Administrative Agent at least 5 Business Days prior written notice of the consummation of such “Division” (which notice provides reasonable details thereof).
Section 1.7.    Specified Modifications.
(a)    In the event that a Taurus Special Mandatory Payment occurs, then the parties hereto agree that as of the Taurus Special Mandatory Prepayment Date, notwithstanding anything herein to the contrary, this Agreement shall be automatically amended and modified as set forth on Schedule 1.7(a) hereto, without further action by any party hereto (such amendments and modifications set forth on Schedule 1.7(a), collectively, the “Taurus Termination Modifications”).
(b)    In the event that a Cordillera Special Mandatory Prepayment with respect to the Tranche B-1 Term Loans occurs, the parties hereto agree that as of the Cordillera Special Mandatory Prepayment Date, notwithstanding anything herein to the contrary, this Agreement shall be automatically amended and modified, without further action by any party hereto, to revert to the terms and provisions of this Agreement prior to giving effect to the Fourth Amendment (the “Cordillera Termination Modifications”); provided, that the Cordillera Termination Modifications shall not include the amendments made pursuant to the Fourth Amendment to the definition of “Comcast Retransmission Adjustment,” “Consolidated EBITDA,” “Cordillera Special Mandatory Prepayment,” “Cordillera Special Mandatory Prepayment Date,” “Cordillera Special Mandatory Prepayment Trigger Date,” “Permitted Acquisition,” “Taurus Acquired Business,” “Taurus Acquisition,” “Taurus Acquisition Agreement,” “Taurus Fee Letter,” “Taurus Revolving Commitment Increase,” “Taurus Seller,” “Taurus Special Mandatory Prepayment,” “Taurus Special Mandatory Prepayment Date,” “Taurus Special Mandatory Prepayment Trigger Date,” “Taurus Term Loan Facility,” and “Taurus Termination Modifications,” this Section 1.7, Section 2.12(a)(y), Section 2.12(h), the proviso in the first sentence of Section 2.24, Section 5.9, Section 7.1(q), Section 7.1(r), Section 7.2(g) , Section 8.1(a), the final paragraph of Section 10.2 and provisions with respect to Unrestricted Subsidiaries and Restricted Subsidiaries (collectively, the “Specified Taurus Provisions”) which such Specified Taurus Provisions shall continue to remain in effect as amended by the Fourth Amendment regardless of whether or not a Cordillera Special Mandatory Prepayment occurs.
(c)    Promptly (and, in any event, within 10 Business Days) following the occurrence of a Taurus Special Mandatory Prepayment and/or a Cordillera Special Mandatory Prepayment, the Borrower shall deliver to the Administrative Agent a conformed copy of this Agreement giving effect to the Taurus Termination Modifications and/or the Cordillera Termination Modifications, as applicable.
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.    General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Credit Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower during the Availability Period in accordance with Section 2.3, (ii) the Issuing Bank agrees to issue Letters of Credit during the Availability Period in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans during the Availability Period in accordance with Section 2.5 and (iv) each Revolving Credit Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.
Section 2.2.    Term Loans.
(a)    The parties hereto acknowledge that 2017 Term Loans in an aggregate principal amount of $300,000,000 were funded to the Borrower pursuant to the First Amendment and immediately prior to the Second Amendment Effective Date, the total outstanding principal amount of 2017 Term Loans (the “Existing Term Loans”) was $298,500,000.00.
(b)    On the Second Amendment Effective Date, (i) each Cashless Option Lender agrees, severally, and not jointly, to exchange its Existing Term Loans for a like principal amount of Tranche B Term Loans, and (ii) the Additional Tranche B Term Loan Lender agrees to make additional Tranche B Term Loans (the “Additional Tranche B Term Loans”) to the Borrower in a principal amount not to exceed its Additional Tranche B Term Loan Commitment, and the Borrower shall prepay all Existing Term Loans of Non-Exchanging Lenders with the gross proceeds of the Additional Tranche B Term Loans.
(c)    Subject to the terms and conditions set forth herein and in the Fourth Amendment, on the Fourth Amendment Closing Date, each Tranche B-1 Term Lender agrees to make a Tranche B-1 Term Loan to the Borrower in Dollars in a principal amount not to exceed its Tranche B-1 Term Commitment.
(d)    With respect to all Term Loans, (i) once prepaid or repaid, may not be reborrowed, (ii) such Term Loans may be, from time to time at the option of the Borrower, Base Rate Loans or Eurodollar Loans or a combination thereof in accordance with the terms and conditions hereof, in each case denominated in Dollars; provided that such Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type and (iii) such Term Loans shall be repaid in accordance with Section 2.9(c).
Section 2.3.    Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, subject to satisfaction of the conditions precedent set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default at the time of the proposed Borrowing.
Section 2.4.    Procedure for Borrowings.
(a)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.4 (a “Notice of Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class and Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)    Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request; provided that the Borrower may elect different options with respect to different portions of the affected Borrowing in accordance with Section 2.7(a) below. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and there shall be no minimum aggregate principal amount or minimum increment for Base Rate Borrowings. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6).

Section 2.5.    Swingline Commitment.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)    The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.5 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.
(c)    The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Borrowing to the Administrative Agent requesting the Revolving Credit Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Credit Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.
(e)    Each Revolving Credit Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(c) or to purchase the participating interests pursuant to Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default, the failure of the Borrower to satisfy any other condition set forth in Section 3.2 hereof or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.5, until such amount has been purchased in full.
(f)    If the Revolving Commitment Termination Date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a later Revolving

Commitment Termination Date, then on the earliest occurring Revolving Commitment Termination Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Commitment Termination Date); provided, however, that if on the occurrence of such earliest Revolving Commitment Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.22(j)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Commitments which will remain in effect after the occurrence of such Revolving Commitment Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Revolving Commitment Termination Date. Commencing with the Revolving Commitment Termination Date of any tranche of Revolving Commitments, the Swingline Commitment shall be agreed with the Revolving Credit Lenders under the extended tranches.
Section 2.6.    Funding of Borrowings.
(a)    Each Lender will make available (i) each Eurodollar Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office and (ii) each Base Rate Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 3:00 p.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)    [reserved].
(c)    Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing (or, in the case of Base Rate Loans, prior to 3:00 p.m. on the date of such Borrowing) in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower (but shall have no obligations to make available to the Borrower) on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(d)    All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to

10:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period.” If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.4(b).
(c)    If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
(d)    Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8.    Optional Reduction and Termination of Commitments.
(a)    Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
(b)    Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
Section 2.9.    Repayment of Loans.
(a)    The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)    The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.
(c)    The Borrower unconditionally agrees to pay to the Administrative Agent for the ratable account of (i) the Tranche B Term Loan Lenders, (x) on each March 31, June 30, September 30 and December 31, commencing on December 31, 2017, an amount equal to 0.25% of the aggregate principal amount of Tranche B Term Loans outstanding on the First Amendment Effective Date and (y) on the Term Loan Maturity Date for the Tranche B Term Loans, the aggregate principal amount of the Tranche B Term Loans outstanding on such date and (ii) the Tranche B-1 Term Lenders, (x) on each March 31, June 30, September 30 and December 31, commencing on June 30, 2019, an amount equal to 0.25% of the aggregate principal amount of Tranche B-1 Term Loans outstanding on the Fourth Amendment Closing Date and (y) on the Term Loan Maturity Date for the Tranche B-1 Term Loans, the aggregate principal amount of the Tranche B-1 Term Loans outstanding on such date.

Section 2.10.    Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)    At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and/or a Term Loan Note, as the case may be, and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
Section 2.11.    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (other than as set forth in Section 2.14(d)), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. on the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments of Base Rate Borrowings or Eurodollar Borrowings shall be in minimum amounts of $1,000,000 and in integral multiples of $500,000. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Eurodollar Loan shall be made in an amount not less than $1,000,000 or a larger multiple of $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. Notwithstanding the foregoing, optional prepayments of any Class of Term Loans shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.9(c) in a manner directed by the Borrower (or, if no such direction is provided at the time of prepayment, to the remaining principal installments owing under Section 2.9(c) on a pro rata basis against all such scheduled installments (including the final installment due and payable on the Term Loan Maturity Date of the applicable Class of Term Loans)).
Section 2.12.    Mandatory Repayments.
(a)    (x) Upon the earliest to occur of (i) September 30, 2019, if the consummation of the Cordillera Acquisition has not occurred on or prior to such date, (ii) the date upon which the Cordillera Purchase Agreement is terminated in accordance with its terms and (iii) the consummation of the Cordillera Acquisition without the funding or the utilization of the proceeds of the Tranche B-1 Term Loans (such earliest date, the “Cordillera Special Mandatory Prepayment Trigger Date”), then the Borrower shall prepay (the “Cordillera Special Mandatory Redemption”) (in accordance with the provisions of clause (h) below) then outstanding Tranche B-1 Term Loans in an aggregate principal amount equal to $525,000,000 at a price equal to 100% of the aggregate principal amount of such Tranche B-1 Term Loans, plus accrued and unpaid interest to, but not including, the Cordillera Special Mandatory Prepayment Date, on or prior to the date that is two Business Days following the Cordillera Special Mandatory Prepayment Trigger Date (the date of such payment, the “Cordillera Special Mandatory Prepayment Date”). Upon the occurrence of a Cordillera Special Mandatory Prepayment Trigger Date, the Borrower shall deliver to the Administrative Agent a written notice executed by a Responsible Officer which shall specify: (i) the occurrence of the Cordillera Special Mandatory Prepayment Trigger Date, (ii) the date fixed for the Cordillera Special Mandatory Prepayment Date and (iii) the amount of accrued and unpaid interest to, but not including, the Cordillera Special Mandatory Prepayment Date.

(y)    Upon the earliest to occur of (i) June 30, 2020, if the Taurus Effective Date has not occurred on or prior to such date, (ii) the date upon which the Taurus Acquisition Agreement is terminated in accordance with its terms and (iii) the consummation of the Taurus Acquisition without the funding or the utilization of the proceeds of the Tranche B-1 Term Loans (such earliest date, the “Taurus Special Mandatory Prepayment Trigger Date”), then the Borrower shall prepay (the “Taurus Special Mandatory Prepayment”) then outstanding Tranche B-1 Term Loans in an aggregate principal amount equal to $240,000,000 at a price equal to 100% of the aggregate principal amount of such Tranche B-1 Term Loans, plus accrued and unpaid interest to, but not including, the Taurus Special Mandatory Prepayment Date, on or prior to the date that is two Business Days following the Taurus Special Mandatory Prepayment Trigger Date (the date of such payment, the “Taurus Special Mandatory Prepayment Date”). Upon the occurrence of a Taurus Special Mandatory Prepayment Trigger Date, the Borrower shall deliver to the Administrative Agent a written notice executed by a Responsible Officer which shall specify: (i) the occurrence of the Taurus Special Mandatory Prepayment Trigger Date, (ii) the date fixed for the Taurus Special Mandatory Prepayment Date and (iii) the amount of accrued and unpaid interest to, but not including, the Taurus Special Mandatory Prepayment Date.
(b)    If the Borrower or any Restricted Subsidiary shall incur any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.1), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or such Restricted Subsidiary from such incurrence shall be paid to the Administrative Agent on the date of receipt of the proceeds thereof by the Borrower or such Restricted Subsidiary as a mandatory payment of the Loans. All such payments shall be applied to the Obligations in the order set forth in Section 2.12(g) below. Nothing in this Section 2.12(b) shall authorize the Borrower or any Restricted Subsidiary to incur any Indebtedness except to the extent permitted by this Agreement.
(c)    One hundred percent (100%) of the Net Cash Proceeds from any Disposition or series of related Dispositions by any Loan Party made after the Fourth Amendment Closing Date which exceed $25,000,000, shall be paid to the Administrative Agent on the date of receipt thereof by such Loan Party as a mandatory payment of the Obligations. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing on the date of such Disposition or on the date of, or any date after such Disposition and prior to, any reinvestment permitted pursuant to this clause (c), such Loan Party shall not be required to pay such Net Cash Proceeds to the Administrative Agent for payment of the Obligations to the extent such Loan Party reinvests such Net Cash Proceeds (the “Disposition Reinvestment Amount”), in productive assets of a kind then used or usable in the business of the Loan Parties, within one (1) year after the date of such Disposition (provided that such one (1) year period will be extended by an additional one hundred eighty (180) days if such Loan Party has committed (and only for so long as such commitment is not cancelled or terminated), prior to the date that is one (1) year after the date of such Disposition, pursuant to a legally binding written agreement to reinvest the Disposition Reinvestment Amount in productive assets of a kind then used or usable in the business of the Loan Parties during such additional one hundred eighty (180) day period); provided that pending any such reinvestment, such Disposition Reinvestment Amount shall be held at all times prior to such reinvestment in a deposit account subject to a Blocked Account Agreement. In the event that the Disposition Reinvestment Amount is not reinvested by the applicable Loan Party as permitted pursuant to the foregoing sentence within the time periods provided, or a Default or Event of Default occurs prior to such reinvestment, the Borrower shall immediately pay such Disposition Reinvestment Amount to the Administrative Agent as a mandatory payment of the Obligations.
All payments made in accordance with this clause (c) shall be applied to the Obligations in the order set forth in Section 2.12(g). Nothing in this clause (c) shall authorize the Borrower or any Restricted Subsidiary to effect any Disposition except to the extent permitted by this Agreement.
(d)    With respect to any Event of Loss of any Loan Party occurring on or after the Closing Date, one hundred percent (100%) of the Net Cash Proceeds from any such Event of Loss which exceed $25,000,000, shall be paid to the Administrative Agent on the date of receipt thereof by such Loan Party as a mandatory payment of the Obligations. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing on the date of such Event of Loss or on the date of, or any date after such Event of Loss and prior to, any reinvestment pursuant to this clause (d), such Loan Party shall not be required to pay such Net Cash Proceeds to the Administrative Agent for payment of the Obligations to the extent such Loan Party reinvests such Net Cash Proceeds (the “Event of Loss Reinvestment Amount”), to repair or replace the assets subject to such Event of Loss, within one (1) year after the date of such Event of Loss (provided that such one (1) year period will be extended by an additional one hundred eighty (180) days if such Loan Party has committed (and only for so long as such commitment is not cancelled or terminated), prior to the date that is one (1) year after the date of such Event of Loss, pursuant to a legally binding written agreement to reinvest the Event of Loss Reinvestment Amount in productive assets of a kind then used or usable in the business of the Loan Parties during such additional one hundred eighty (180) day period); provided that pending any such reinvestment, such Event of Loss Reinvestment Amount shall be held at all times prior to such reinvestment in a deposit account subject to a Blocked Account Agreement. In the event that the Event of

Loss Reinvestment Amount is not reinvested by such Loan Party as permitted by the foregoing sentence within the time periods provided or a Default or Event of Default occurs prior to such reinvestment, the Borrower shall immediately pay such Event of Loss Reinvestment Amount to the Administrative Agent as a mandatory payment of the Obligations. All payments made in accordance with this clause (d) shall be applied to the Obligations in the order set forth in Section 2.12(g).
(e)    Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.1(a) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrower shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow minus (ii) to the extent not financed using the proceeds of the incurrence of Indebtedness, the sum of (A) the amount of any voluntary payments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (e)) of (x) Term Loans (it being understood that the amount of any such payment constituting a Discounted Voluntary Prepayment shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) and (y) other Indebtedness secured by a Lien on Collateral that ranks pari passu with the Liens securing the Obligations (provided that (i) in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments and (ii) the maximum amount of each such prepayment of Indebtedness that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid in respect of such Indebtedness if such prepayment had been applied on a ratable basis among the Term Loans and such other Indebtedness (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such other Indebtedness on the date of such prepayment of such other Indebtedness)) and (B) the amount of any permanent voluntary reductions of Revolving Commitments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions of Revolving Commitments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (e)) to prepay Term Loans in accordance with clause (g) below. Such calculation will be set forth in a certificate signed by a Responsible Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.
(f)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Sections 2.12(c), 2.12(d) or 2.12(e) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent shall promptly notify each Term Loan Lender of the contents of any such prepayment notice and of such Term Loan Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of Term Loans). Any Term Loan Lender (a “Declining Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Loan Lender pursuant to Sections 2.12(c), 2.12(d) or 2.12(e) not be made (such declined amounts, the “Retained Declined Proceeds”). If a Term Loan Lender fails to deliver the notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the aggregate amount of Retained Declined Proceeds is greater than $0, such amount shall be retained by the Borrower.
(g)    Any payment due hereunder (other than in connection with clause (a) above) shall be applied to reduce the subsequent scheduled repayments of the Term Loans in direct order of maturity on a pro rata basis, or as otherwise provided in any Incremental Amendment.
(h)    Any payment due pursuant to clause (a) above shall be applied to prepay the aggregate principal amount of the Tranche B-1 Term Loans, plus accrued and unpaid interest thereon to, but not including, the Cordillera Special Mandatory Prepayment Date and/or Taurus Special Mandatory Prepayment Date, as applicable, to all Tranche B-1 Lenders on a pro rata basis to all remaining scheduled principal payments.
Section 2.13.    Interest on Loans.
(a)    The Borrower shall pay interest on each (i) Base Rate Loan at the Base Rate in effect from time to time, and (ii) Eurodollar Loan, at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin, with respect to such Type and Class of Loan in effect from time to time.
(b)    The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)    Notwithstanding clauses (a) and (b) above, if an Event of Default under Section 8.1(a), 8.1(b), 8.1(h) or 8.1(i) has occurred and is continuing, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.
(d)    Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs three months, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Term Loan Maturity Date, as the case may be, in each case in arrears. Interest on each Swingline Loan shall be payable monthly in arrears. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.14.    Fees.
(a)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Percentage per annum on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure of such Lender.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee with respect to its participation in each Letter of Credit (a “Revolving LC Participation Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the interest rate on the Loans is increased to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.
(d)    The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B-1 Loan Lender with an outstanding Tranche B-1 Term Loan immediately prior to any Repricing Transaction (as defined below) occurring on or prior to the 6-month anniversary of the Fourth Amendment Closing Date (including each Term Loan Lender with a Tranche B-1 Term Loan that withholds its consent to such Repricing Transaction and is replaced pursuant to Section 2.26(d)), a fee in an amount equal to 1.00% of the aggregate principal amount of such Term Loan Lender’s outstanding Tranche B-1 Term Loan immediately prior (and subject) to such Repricing Transaction, which fee shall be due and payable upon the effectiveness of such Repricing Transaction. As used herein, the term “Repricing Transaction” shall mean (a) any prepayment or repayment of Tranche B-1 Term Loans (or any portion thereof), with the proceeds of, or any conversion of Tranche B-1 Term Loans (or any portion thereof) into, any new or replacement tranche of term loans (including any Term Loans issued after the Fourth Amendment Closing Date) bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Tranche B-1 Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (b) any amendment and/or modification (including pursuant to a replacement of a Tranche B-1 Term Loan pursuant to Section 10.2(b)) to the Tranche B-1 Term Loans which reduces the “effective yield” applicable to the Tranche B-1 Term Loans, but in either case not if such prepayment, repayment, amendment or modification is made in connection with a Change in Control transaction or a Transformative Acquisition. For purposes of the foregoing, “effective yield” per annum, shall mean, as of any date of determination, the sum of (i) the higher of (A) the Adjusted LIBO Rate on such date for a deposit in Dollars with a maturity of one month and (B) the Adjusted LIBO Rate floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBO Rate) and (iii) the amount of the original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).
(e)    Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each Fiscal Quarter, in each case commencing on the last day of the Fiscal Quarter ending after the Closing Date, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
Section 2.15.    Computation of Applicable Margin, Applicable Percentage, Interest and Fees.
(a)    The Applicable Margin and the Applicable Percentage with respect to Revolving Loans and Revolving LC Participation Fees shall be determined and adjusted quarterly on the date that is two Business Days after the date on which the Borrower provides the Compliance Certificate in accordance with Section 5.1(d); provided, however that (i) the Applicable Percentage and the Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees from the Closing Date until the date that is two Business Days after the delivery of the Compliance Certificate required to be delivered hereunder pursuant to Section 5.1(d) for the Fiscal Quarter ending following the Closing Date, shall be at Level IV (as set forth in Schedule I), and, thereafter, such level shall be determined by the then current Senior Secured Net Leverage Ratio, and (ii) if the Borrower fails to provide the Compliance Certificate by the date such certificate is required to be delivered under Section 5.1(d), the Applicable Percentage and the Applicable Margin with respect to Revolving Loans and Revolving LC Participation Fees from such date shall be at Level I until such time as an appropriate Compliance Certificate is provided, whereupon the level shall be determined by the then current Senior Secured Net Leverage Ratio.
(b)    All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16.    Changed Circumstances.
(a)    Circumstances Affecting Adjusted LIBO Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (b) below, in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof or otherwise, if for any reason,
(i)    the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan,
(ii)    the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant interbank market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period with respect to a proposed Eurodollar Loan, or
(iii)    the Administrative Agent shall have received notice from the Majority Revolving Credit Lenders and/or the Majority Term Loan Lenders, as the case may be, that such Lenders have determined (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
(b)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 2.16(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 2.16(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (with the prior written agreement of the Borrower and as determined by the Administrative Agent to be generally in accordance with prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 2.16(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Majority Revolving Credit Lenders and/or the Majority Term Loan Lenders, as the case may be (directly, or through the Administrative Agent), notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to such Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
Section 2.17.    Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, the Issuing Bank or the London interbank market other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender, the Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender, the Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19.    Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate setting forth: (i) any additional amount payable under this Section 2.19 and (ii) in reasonable detail the basis of the calculation of such additional amount, submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.20.    Taxes.
(a)    Defined Terms. For purposes of this Section 2.20, the term “Lender” includes the Issuing Bank and the Swing Line Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then such withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (i) as to the amount of such payment or liability and (ii) setting forth in reasonable detail the basis of the calculation of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall, to the extent available to the Borrower or such other Loan Party, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(A), 2.20(g)(B) and 2.20(g)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing,
(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party. IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(ii)        IRS Form W-8ECI;
(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment made in connection with any Loan Document is effectively connected with the conduct by such Foreign Lender of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN; or
(iv)        to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of such direct and indirect partner(s);
(C)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E)    Notwithstanding any other provision of this Section 2.20(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(F)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.20(g).
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    FATCA. For the avoidance of doubt, for purposes of FATCA, from and after the Fourth Amendment Closing Date, the Borrower and the Administrative Agent shall treat the Tranche B-1 Term Loans, and shall continue to treat the Tranche B Term Loans and any Revolving Loans and any Swing Line Loans, as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, Section 2.19 or Section 2.20, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.18, Section 2.19 and Section 2.20 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    [reserved].
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.21(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22.    Letters of Credit.
(a)    During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Credit Lenders pursuant to Section 2.22(d) and (e), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or its Restricted Subsidiaries on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount then in effect and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (I) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (II) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of

Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(b)    To request the issuance of a Letter of Credit or any amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)    At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)    The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Credit Lenders to make a Base Rate Revolving Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Revolving Credit Lenders of such Borrowing in accordance with Section 2.4, and each Revolving Credit Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e)    If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Restricted Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)    To the extent that any Revolving Credit Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).
(g)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Revolving Credit Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Majority Revolving Credit Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid), including interest and profits, if any, on any such investments, as aforesaid, shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(h)    Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)    The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)    Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)    The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)    Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)    Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
(vi)    The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    If the Revolving Commitment Termination Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the Revolving Commitment Termination Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein pursuant to Section 2.22(a) and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.22(d) and 2.22(e)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.22(g). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Revolving Commitment Termination Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Revolving Commitment Termination Date. Commencing with the Revolving Commitment Termination Date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Revolving Credit Lenders under the extended tranches.
(k)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to Applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
Section 2.23.    Cash Collateral; Defaulting Lenders.
(a)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(b)(i)(D) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ LC Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund its LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.23(b) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)    (i)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(A)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Majority Revolving Credit Lenders and Majority Term Loan Lenders.
(B)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(b)(i)(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(C)    (I) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(II)    Each Defaulting Lender shall be entitled to receive Revolving LC Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(a).
(III)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (II) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(D)    All or any part of such Defaulting Lender’s LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders with Revolving Commitments in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(E)    If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(a).
(ii)    If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.23(b)(i)(D)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(iii)    So long as any Lender is a Defaulting Lender, (A) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (B) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.24.    Incremental Facilities.
(a)    The Borrower may from time to time on or after the Fourth Amendment Closing Date, by written notice to the Administrative Agent, request (i) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments” and any Revolving Loans thereunder, the “New Revolving Loans”) and/or (ii) an increase to an existing Class of Term Loans and/or the establishment of one or more Term Loan Commitments hereunder (the “New Term

Loan Commitments,” and collectively with any New Revolving Commitments, the “New Commitments” and each, individually, a “New Commitment”), in any case, by an amount not in excess of the sum of (x) from and after the Fourth Amendment Closing Date, $360,000,000 in the aggregate plus (y) the aggregate principal amount of additional New Commitments so long as, on a Pro Forma Basis (assuming, in the case of any New Commitments, that the entire amount of such New Revolving Commitments and New Term Loan Commitments were fully funded on the effective date of such increase and excluding the cash proceeds received by the Borrower in respect of any such New Commitments) and after giving effect to any Permitted Acquisitions and any Limited Conditionality Acquisition (if applicable pursuant to Section 1.5) consummated in connection therewith, (1) in the case of loans under such New Commitments secured by Liens on the Collateral that rank pari passu with the liens on the Collateral securing the Facilities (other than any such Liens that are junior), the First Lien Net Leverage Ratio on a Pro Forma Basis does not exceed 4.00 to 1.00 and (2) in the case of loans under such New Commitments secured by Liens that rank junior to the Liens on the Collateral securing the Facilities, the Senior Secured Net Leverage Ratio on a Pro Forma Basis does not exceed 5.50 to 1.00, plus (z) the aggregate amount of all voluntary prepayments of the Term Loans outstanding on the Fourth Amendment Closing Date and Revolving Loans pursuant to Section 2.11 (and accompanied by a reduction of the Revolving Commitments pursuant to Section 2.8(b) in the case of a prepayment of Revolving Loans) made prior to such time except to the extent funded with the proceeds of Indebtedness; provided, however, that notwithstanding the foregoing, the Borrower may, at any time following the Fourth Amendment Closing Date and on or prior to the earlier of (i) June 30, 2020 and (ii) the Taurus Special Mandatory Prepayment request the establishment of one or more Term Loan Commitments hereunder (or, if the Borrower and the Administrative Agent so agree, an increase to the existing Tranche B-1 Term Loan Commitments) (such New Commitments, the “Taurus Term Loan Facility”) in an amount not to exceed $400,000,000 in the aggregate; provided that (1) the proceeds of the Taurus Term Loan Facility may only be used to finance the Taurus Acquisition, (2) the Increased Amount Date with respect to the Taurus Term Loan Facility shall occur on the date of the consummation of the Taurus Acquisition and (3) any establishment and/or incurrence of the Taurus Term Loan Facility shall not decrease the maximum amount of New Commitments available under clause (x) above. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent) and (ii) the identity of each Lender or other Person reasonably acceptable to the Administrative Agent (such other Person, a “New Revolving Credit Lender” or “New Term Loan Lender,” as applicable, and collectively each a “New Lender” and together “New Lenders”) to whom the Borrower proposes any portion of such New Revolving Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that the Administrative Agent (and/or its Affiliates) may elect or decline to arrange such New Revolving Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment or a New Term Loan Commitment; provided, further, that, to the extent the consent of any party hereto is required for a proposed assignment under Section 10.4(b)(iii), such consent requirement shall apply to any New Lender under this Section 2.24 as though such New Lender were a proposed assignee under Section 10.4(b)(iii). All New Commitments shall become effective as of such Increased Amount Date; provided, that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments (provided that, in connection with any Limited Conditionality Acquisition, it shall only be required that no Event of Default pursuant to Sections 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(j) shall exist on such Increased Amount Date before or after giving effect to such New Commitments); (ii) the representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct as in all material respects of such Increased Amount Date before and after giving effect to such New Commitments (provided that, in connection with any Limited Conditionality Acquisition, only the Specified Representations shall be required to be true and correct in all material respects on such Increased Amount Date before and after giving effect to such New Commitments); (iii) if the New Commitments are permitted to be incurred pursuant to sub-clause (y) of the first sentence of this clause (a), the Borrower shall deliver to the Administrative Agent a Compliance Certificate setting forth in reasonable detail the calculations of the First Lien Net Leverage Ratio or Senior Secured Net Leverage Ratio, as applicable, and executed by a Responsible Officer of the Borrower certifying the requirements of such sub-clause (y) have been met; (iv) for each New Lender (other than an existing Lender), the New Commitments shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to the Administrative Agent executed and delivered by the Borrower, such New Lender, and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(g); (v) the Borrower shall make any payments required, if any, pursuant to Section 2.19 in connection with the New Revolving Commitments; (vi) both before and after giving effect to the making of any new Loans, each of the conditions set forth in Section 3.2 shall be satisfied; and (vii) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(b)    On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the terms and conditions herein (i) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders agreeing to provide New Revolving Commitments, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date, if any, as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each New Revolving Loan shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Credit Lender shall become a Revolving Credit Lender with respect to the New Revolving Commitment and all matters relating thereto. The terms and provisions of the New Revolving Commitments and the New Revolving Loans shall be identical to the Revolving Commitments and the Revolving Loans respectively; provided that (i) New Revolving Commitments incurred pursuant to clause (a) above shall rank pari passu with or, at the option of the Borrower, junior in right of security with the Liens on the Collateral securing the Secured Obligations (provided that if such New Revolving Commitments rank junior in right of security with the Liens on the Collateral securing the Secured Obligations, such New Revolving Commitments shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent); (ii) any such New Revolving Commitments shall have no amortization and the final maturity date of any such New Revolving Commitments shall be no earlier than the Revolving Commitment Termination Date with respect to the existing Revolving Loans; (iii) such New Revolving Commitments may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) than the existing Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made; (iv) there shall be no obligor in respect of any New Revolving Commitments that is not a Loan Party; (v) such New Revolving Commitments shall not be secured by any assets not securing the Obligations and (vi) except as to pricing, final maturity date, participation in mandatory prepayments and commitment reductions and ranking as to security (which shall, subject to clauses (i) through (v) of this provision, be determined by the Borrower and the New Revolving Credit Lenders in their sole discretion), the New Revolving Loans shall have substantially similar terms as the existing Revolving Loans or such other terms as shall be reasonably satisfactory to the Administrative Agent.
(c)    On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the terms and conditions herein and in the applicable Incremental Amendment (as defined below), (x) each New Term Loan Lender of any series shall make a term loan to the Borrower (each a “Term Loan”) in an amount equal to its New Term Loan Commitment of such series, and (y) each New Term Loan Lender shall become a Term Loan Lender hereunder with respect to the New Term Loan Commitment of such series and the Term Loans of such series made pursuant thereto. The terms and provisions of any loans extended pursuant to the New Term Loan Commitments (including interest rate margins, prepayment premiums, call protection, fees, amortization, mandatory and optional prepayments (including Term Loan purchase rights, if any) associated with such New Commitments), shall be established pursuant to an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the New Term Loan Lenders and the Borrower (each, an “Incremental Amendment”); provided, that, any Term Loans funded under the New Term Loan Commitments (each, a “New Term Loan”) incurred pursuant to clause (a) above shall rank pari passu or, at the option of the Borrower, junior in right of security with the Liens on the Collateral securing the Secured Obligations (provided that if such New Term Loans rank junior in right of security with the Liens on the Collateral securing the Secured Obligations, such New Term Loans (x) shall be established as a separate Class of Term Loans from the existing Term Loans, (y) such New Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (z) for the avoidance of doubt, if such New Term Loans rank junior in right of security with the Liens on the Collateral securing the Secured Obligations, such New Term Loans shall not be subject to clause (vii) below); (ii) the final maturity date of any such New Term Loans that constitute a “term loan B” facility primarily marketed to institutional investors shall be no earlier than the Latest Maturity Date; (iii) the Weighted Average Life to Maturity of any such New Term Loans that constitute a “term loan B” facility primarily marketed to institutional investors shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans; (iv) such New Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) than the existing Term Loans in any mandatory prepayment hereunder (provided that no New Term Loans may participate in a Cordillera Special Mandatory Prepayment and/or Taurus Special Mandatory Prepayment); (v) there shall be no obligor in respect of any New Term Loans that is not a Loan Party; (vi) such New Term Loans shall not be secured by any assets not securing the Obligations; (vii) the All-in Yield shall be as agreed by the Borrower and the applicable New Term Loan Lenders; provided that with respect to any New Term Loan incurred pursuant to clause (a) above (other than any New Term Loans in respect of the Taurus Term Loan Facility) that (x) is secured by Liens on the Collateral that are pari passu in right of security with the Liens securing the Obligations, (y) has a final maturity date that is earlier than the date that is two years following the Term Loan Maturity Date with respect to the Tranche B-1 Term Loans and (z) has a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity that is two years longer than the Weighted Average Life to Maturity of the existing Term Loans, the All-in Yield in respect of any such New Term Loans may exceed the All-in Yield in respect of the Tranche B-1 Term Loans by no more than 0.50%, or, if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Rate (or the “interest rate floor” as provided in the following proviso) applicable to such Tranche B-1 Term Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50% (it being understood that if such New Term Loans include an interest rate floor greater than the applicable interest rate floor under the Tranche B-1 Term Loans, such differential between the interest rate floors shall be equated to the Applicable Rate for purposes of determining whether an increase to the Applicable Rate under the Tranche B-1 Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Tranche B-1 Term Loans would cause an increase in the Applicable Rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Tranche B-1 Term Loans shall be increased to the extent of such differential between interest rate floors (this proviso, the “MFN Protection”)); provided, however that with respect to any New Term Loans in respect of the Taurus Term Loan Facility, the All-in Yield in respect of such Taurus Term Loan Facility may not exceed the All-in Yield in respect of the Tranche B-1 Term Loans, or, if it does exceed such All-in Yield, then the Applicable Rate (or the “interest rate floor” as provided in the following proviso) applicable to such Tranche B-1 Term Loans shall be increased such that after giving effect to such increase, there is no Term Yield Differential; provided that if such Taurus Term Loan Facility includes an interest rate floor greater than the applicable interest rate floor under the Tranche B-1 Term Loans, such differential between the interest rate floors shall be equated to the Applicable Rate for purposes of determining whether an increase to the Applicable Rate under the Tranche B-1 Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Tranche B-1 Term Loans would cause an increase in the Applicable Rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Tranche B-1 Term Loans shall be increased to the extent of such differential between interest rate floor. Further, all Term Loans made pursuant to the New Term Loan Commitments (and all interest, fee and other amounts payable thereon) shall be Obligations under this Agreement and the other Loan Documents. The Borrower, the Administrative Agent and the New Term Loan Lenders may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24.
(d)    The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date. Promptly following each Increased Amount Date, the Administrative Agent shall notify all Lenders (including New Lenders) of the identity of New Lenders and the New Commitments of all Lenders (after giving effect to the assignments contemplated by this Section 2.24) and Schedule II shall be deemed to be updated to reflect any changes resulting from New Revolving Commitments.
(e)    Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:
(i)    before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 3.2 shall be satisfied;
(ii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Loan Maturity Date of the refinanced Term Loans;
(iii)    the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;
(iv)    the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(v)    all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.24(c)(v)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Term Loan Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith.

In addition, notwithstanding the foregoing, the Borrower may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Commitment (regardless of whether Revolving Loans are outstanding under such Revolving Commitments at the time of incurrence of such Refinancing Term Loans), so long as (1) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Commitments terminated at the time of incurrence thereof, (2) if the Revolving Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Commitments outstanding in each case after giving effect to the termination of such Revolving Commitments, the Borrower shall take one or more actions such that such Revolving Credit Exposure does not exceed such aggregate amount of Revolving Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Commitments, (4) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Commitments and (5) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.24(c)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such covenants and other terms apply solely to any period after the Term Loan Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith;
(vi)    with respect to Refinancing Term Loans secured by Liens on Collateral that rank pari passu or junior in right of security to the Liens thereon securing the Secured Obligations, such Liens will be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; and
(vii)    there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.
(f)    The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 10.4 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.
(g)    Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 3.2 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) no Replacement Revolving Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Commitment Termination Date in effect at the time of incurrence for the Revolving Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Commitments) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Revolving Loans being so refinanced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Commitment Termination Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith; and (v) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. In addition, the Borrower may establish Replacement Revolving Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 3.2 shall be satisfied, (ii) the remaining life to termination of such Replacement Revolving Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Commitments shall be no earlier than the Term Loan Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Secured Obligations, such Liens will be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (v) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility; it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank. The Borrower agrees to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.
(h)    The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Commitment pursuant to Section 10.4 to provide all or a portion of the Replacement Revolving Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment. Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Incremental Amendment, be designated as an increase in any previously established Class of Revolving Commitments.
(i)    On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Commitments of such Class, at the principal amount thereof, such interests in the Replacement Revolving Loans and participations in Letters of Credit under such Replacement Revolving Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Commitments.
(j)    This Section 2.24 is subject in all respects to Section 1.5, and if there is any conflict between the terms of this Section 2.24 and Section 1.5, the terms of Section 1.5 shall control.
Section 2.25.    Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment, promptly upon such Lender’s provision to the Borrower of reasonable documentation of such costs and expenses.

Section 2.26.    Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender is a Defaulting Lender, (d) in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, (e) in connection with any proposed amendment, waiver, or consent, the consent of all of the Revolving Credit Lenders, or all of the Revolving Credit Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Revolving Credit Lender refuses to consent to such amendment, waiver or consent as to which the Majority Revolving Credit Lenders have consented, or (f) in connection with any proposed amendment, waiver, or consent, the consent of all of the Term Loan Lenders, or all of the Term Loan Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Term Loan Lender refuses to consent to such amendment, waiver or consent as to which the Majority Term Loan Lenders have consented, then, in each case, the Borrower may, at its sole expense and effort (but without prejudice to any rights or remedies the Borrower may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) prior to, or contemporaneous with, the replacement of such Lender, such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) in the case of clause (d) above, the assignee Lender shall have agreed to provide its consent to the requested amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.27.    Application of Payments.
(a)    Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked or required by the terms of this Agreement for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.12 (which shall be applied as earmarked or required, or, with respect to payments under Section 2.12, as set forth in Section 2.12)), shall be distributed by the Administrative Agent in the following order of priority:
FIRST, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred by the Administrative Agent in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents;
SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Documents;
THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;
FOURTH, pro rata, to the payment of principal then due and payable on the Loans;
FIFTH, to the payment of any obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements; and
SIXTH, to the payment of all other Obligations not otherwise referred to in this Section 2.27(a) then due and payable.
Subject to items “FIRST” through “SIXTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
(b)    Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of

Default, all payments and prepayments with respect to the Secured Obligations and all net proceeds from enforcement of the Secured Obligations (including realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.21):
FIRST, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);
SECOND, pro rata, to payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document;
THIRD, pro rata, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;
FOURTH, pro rata, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;
FIFTH, on a pro rata basis among the Secured Parties, to (i) the payment of principal on the Loans then outstanding, (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any LC Exposure then outstanding and (iii) to the payment of any obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements;
SIXTH, to any other Secured Obligations not otherwise referred to in this Section 2.27(b); and
SEVENTH, upon satisfaction in full of all Secured Obligations, to the Borrower or as otherwise required by law.
Subject to items “FIRST” through “SIXTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
Section 2.28.    Extensions of Revolving Commitments and Term Loans.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Term Loan Lenders of any tranche with a like maturity date or all Revolving Credit Lenders having Revolving Commitments of any tranche with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Commitments with a like maturity, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination date of each such Lender’s Term Loans and/or Revolving Commitments of such tranche, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(i)    no Default or Event of Default shall have occurred and be continuing as of the date the Extension Offer is delivered to the Lenders;
(ii)    except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Revolving Credit Lenders), the Revolving Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Credit Lenders) as the original Revolving Commitments (and related outstandings); provided, that (1) the borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extending tranche of Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Extended Revolving Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Sections 2.22(j) and 2.5(f) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Revolving Commitment Termination Date when there exist Extended Revolving Commitments with a later Revolving Commitment Termination Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their applicable Pro Rata Shares (and except as provided in Sections 2.22(j) and 2.5(f), without giving effect to changes thereto on an earlier Revolving Commitment Termination Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) assignments and participations of Extended Revolving Commitments and related Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Revolving Commitments and Revolving Loans and (4) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any existing Revolving Commitments) which have more than two (2) different maturity dates;
(iii)    except as to interest rates, fees (including, without limitation, upfront fees), funding discounts, prepayment premium, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Loan Lenders), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms (or terms not less favorable to existing Term Loan Lenders or terms that are applicable only to periods after the then applicable maturity date with respect to such tranche of Term Loans) as the tranche of Term Loans subject to such Extension Offer;
(iv)    the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby;
(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) with non-extending tranches of Term Loans in any voluntary or mandatory prepayments in respect of the applicable Facility, in each case as specified in the respective Extension Offer;
(vii)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) or Revolving Commitments in respect of which Term Loan Lenders or Revolving Credit Lenders respectively shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans of such Term Loan Lenders or Revolving Credit Lenders respectively shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer; and
(viii)    any applicable Minimum Extension Condition shall have been satisfied unless waived by the Borrower.
With respect to all Extensions consummated by the Borrower pursuant to this Section 2.28, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.11 or 2.12, (ii) the amortization schedule (in so far as such schedule effects payments due to Lenders participating in the relevant Facility) set forth in Section 2.9 shall be adjusted to give effect to the Extension of the relevant Facility, and (iii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided, that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered (a “Minimum Extension Condition”). The Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 2.28.
No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of Revolving Commitments, the consent of the Issuing Bank and Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Secured Obligations, and shall, without limiting the foregoing, benefit equally and ratably with the other Secured Obligations from the guarantees and security interests created by the Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to (and the Administrative Agent shall) enter into amendments to this Agreement and the other Loan Documents (including, without limitation, modifications to provisions regarding pro rata payments or sharing of payments (provided, in no event shall any such modification entered into by the Administrative Agent pursuant to the foregoing authorization cause or enable any such Extension to rank senior to, or receive or share in payments on a more favorable basis than pro rata with respect to, the other Loans and Commitments hereunder except for such differences in rank or right to receive or share in payments among the existing Loans and Commitments that are already contained or set forth in the Loan Documents, if any, prior to the effectiveness of such Extension)) with the Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or subtranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection. In addition, if so provided in such amendment and with the consent of the Issuing Bank, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests shall be adjusted accordingly. The Administrative Agent shall promptly notify each Lender of the effectiveness of each such amendment. In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof (which such notice the Administrative Agent shall promptly forward to the Lenders; provided, the Administrative Agent’s delivery to the Lenders thereof shall not constitute a condition to or requirement for the effectiveness of any such Extension or be included in the determination of such five (5) Business Day period), and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.28. This Section 2.28 shall supersede any other provisions of Section 10.2 or Section 2.21 to the contrary.
Section 2.29.    Reverse Dutch Auction Prepayments.
(a)    Notwithstanding anything to the contrary set forth in this Agreement (including Sections 2.21 and 10.7) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Term Loan Lenders at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.29; provided that (i) on the date of the Discounted Prepayment Option Notice (as defined below) and after giving effect to the Discounted Voluntary Prepayment, (A) the aggregate amount of Revolving Loans and Swingline Loans outstanding shall not be greater than $50,000,000 and (B) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Loan or Swingline Loan, (ii) any Discounted Voluntary Prepayment shall be offered to all Term Loan Lenders of a particular tranche on a pro rata basis and (iii) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (A) stating that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (B) stating that each of the conditions to such Discounted Voluntary

Prepayment contained in this Section 2.29 has been satisfied and (C) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment.
(b)    To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of any Term Loans shall not be less than $1,000,000 (unless otherwise agreed by the Administrative Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (i) the Proposed Discounted Prepayment Amount for Term Loans to be prepaid, (ii) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Term Loans to be prepaid (the “Discount Range”), and (iii) the date by which Term Loan Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five (5) Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(c)    Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Term Loan Lender thereof. On or prior to the Acceptance Date, each such Term Loan Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Administrative Agent (i) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Term Loan Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Term Loans to be prepaid) and (ii) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Term Loan Lender with respect to which such Term Loan Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Term Loan Lenders in the applicable Lender Participation Notice, the Administrative Agent and the Borrower shall mutually determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.29(b) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Term Loan Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Term Loan Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Term Loan Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.
(d)    The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Term Loan Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.
(e)    Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (other than as set forth in Section 2.14(d), but not subject to Section 2.19), upon irrevocable notice substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall (i) specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent and (ii) state that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary

Prepayment. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Term Loan Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Term Loan Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Term Loans.
(f)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.29(c) above) established by the Administrative Agent and the Borrower.
(g)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, (i) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (ii) no Term Loan Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice. Within one (1) Business Day of delivery of a Discounted Voluntary Prepayment Notice, a Term Loan Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment solely if the Borrower is unable to provide a customary representation and warranty in the Discounted Voluntary Prepayment Notice that there is no material non-public information with respect to the Borrower and its Subsidiaries.
(h)    Nothing in this Section 2.29 shall require the Borrower to undertake any Discounted Voluntary Prepayment nor any Lender to participate in any Discounted Voluntary Prepayment.
ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1.    Conditions To Effectiveness. The obligations of the Revolving Credit Lenders (including the Swingline Lender) to make Revolving Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
(a)    The Administrative Agent, its Affiliates and the Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent, including any local counsel) invoiced a reasonable period of time prior to the Closing Date and required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or Wells Fargo Securities, LLC.
(b)    The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Required Lenders:
(i)    a counterpart of this Agreement signed by or on behalf of the Borrower and the Revolving Credit Lenders or written evidence satisfactory to the Administrative Agent (which may include facsimile or pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)    duly executed Notes payable to each requesting Lender;
(iii)    the Reaffirmation of Loan Documents, duly executed by the Loan Parties, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable state level UCC searches, tax, and judgment search reports in all necessary or appropriate jurisdictions and under all legal names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Liens permitted pursuant to Section

7.2 and Liens to be released on the Closing Date and (C) a Perfection Certificate (or updates to existing Perfection Certificate acceptable to the Administrative Agent) duly completed on a pro forma basis after giving effect to the Transactions and executed by the Borrower;
(iv)    a duly executed letter agreement among each party to each Blocked Account Agreement, together with the Administrative Agent, acknowledging Wells Fargo as successor Administrative Agent for purposes of each such Blocked Account Agreement in substantially the form of Exhibit E;
(v)    assignment documents executed by the Former Agent (and any applicable Loan Party) as described in Section 9.16(d);
(vi)    a copy of the notice of prepayment provided by the Borrower to the Former Agent pursuant to Section 2.11 of the Existing Credit Agreement with respect to the prepayment in full of the Term Loans (under and as defined in the Existing Credit Agreement);
(vii)    a duly executed funds flow memorandum with respect to the Transactions, together with a report setting forth the sources and uses of proceeds of any Loan incurred on the Closing Date;
(viii)    confirmation that all outstanding principal, together with accrued interest, with respect to the Term Loans (under and as defined in the Existing Credit Agreement) shall have been paid in full as of the Closing Date with the proceeds of the issuance of the Senior Notes;
(ix)    a certificate of the Secretary or Assistant Secretary of each Loan Party whose revenues and assets are included in the calculation of the Aggregate Subsidiary Threshold as of the Closing Date in the form of Exhibit 3.1(b)(ix), attaching and certifying copies of its Organizational Documents, and of the resolutions of its board of directors or similar governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of each Loan Party executing the Loan Documents to which it is a party;
(x)    a certificate of good standing from the Secretary of State of the jurisdiction of incorporation or organization of each Loan Party whose revenues and assets are included in the calculation of the Aggregate Subsidiary Threshold as of the Closing Date and each other jurisdiction where the failure of such Loan Party to be qualified to do business as a foreign entity in such jurisdiction could reasonably be expected to have a Material Adverse Effect;
(xi)    a favorable written opinion of Dickinson Wright PLLC, counsel to the Loan Parties, together with local counsel opinions reasonably requested by the Administrative Agent, in each case addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(xii)    a certificate in the form of Exhibit 3.1(b)(xii), dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that (A) after giving effect to the funding of any initial Revolving Borrowing, if any, (1) no Default or Event of Default exists, (2) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (without duplication of any materiality, “Material Adverse Effect” or similar qualifiers contained in such representations and warranties), (3) since the date of the financial statements of the Borrower described in Section 4.5, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect and (B) attached to such certificate is true and correct list of each Loan Party whose revenues and assets are included in the calculation of the Aggregate Subsidiary Threshold as of the Closing Date, together with calculations demonstrating the Aggregate Subsidiary Threshold as of the Closing Date;
(xiii)    certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Contract of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Transaction Documents and/or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or the other Transaction Documents or any transaction being financed with the proceeds hereof shall be ongoing;
(xiv)    with respect to the Borrower and its Subsidiaries, copies of the (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the Fiscal Years ended December 31, 2014, 2015 and 2016, (ii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date and (iii) projections prepared by management of the Borrower of balance sheets, income statements and cash flow statements, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of this Agreement;
(xv)    [reserved];
(xvi)    certificates of insurance with respect to each Loan Party describing the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming the Administrative Agent as additional insured on liability policies and with lender loss payee endorsements for property and casualty policies, in each case, meeting the requirements of Section 5.8;
(xvii)    certified copies of all Material Contracts and such other diligence items as the Administrative Agent may reasonably require;
(xviii)    evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens which are prior as a matter of law);
(xix)    a solvency certificate duly executed by the chief financial officer of the Borrower, addressed to the Administrative Agent for the benefit of the Lenders and dated the Closing Date in substantially the form of Exhibit 3.1(b)(xx), giving pro forma effect to the Transactions to be effected on the Closing Date; and
(xx)    to the extent requested by any Lender, all documentation and other information required by bank regulatory authorities under applicable “know your customer”, United States Requirements of Law relating to terrorism, sanctions or money laundering, including the Anti-Terrorism Order, the Patriot Act and Anti-Money Laundering Laws.
(c)    The Administrative Agent (or its counsel) shall have received certified copies (certified to be true, correct and complete) of the Transaction Documents (other than the Loan Documents), each in form and substance reasonably satisfactory to the Administrative Agent.
Section 3.2.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions (provided that (i) the conditions set forth in clauses (a), (b), (d) and (f) below shall, to the extent the proceeds of any such Loan is being used to finance a Limited Conditionality Acquisition, be subject to the terms of Section 1.5 and (ii) the conditions set forth in clauses (b), (c), (d) and (f) below shall not apply in the case of a Borrowing consisting solely of a continuation or conversion of any Loan or to any amendment, renewal or extension of any Letter of Credit that does not increase the face amount thereof):
(a)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case before and after giving effect thereto;

(c)    with respect to any Borrowing of a Revolving Loan or Swingline Loan or the issuance of any Letter of Credit (not including Letters of Credit which, upon issuance, are Cash Collateralized by the Borrower to at least the Minimum Collateral Amount) after the Closing Date, the Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis (giving effect to such Borrowing or issuance and regardless of whether the Borrower was required to be in compliance with such Financial Covenant at such time) for the applicable Test Period.
(d)    since the date of the financial statements of the Borrower described in Section 4.5, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(e)    the Borrower shall have delivered the required Notice of Borrowing, if applicable; and
(f)    the Administrative Agent shall have received such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.
Section 3.3.    Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
Section 3.4.    Effect of Amendment and Restatement.
(a)    Upon this Agreement becoming effective pursuant to Sections 3.1 and 3.2, from and after the Closing Date: (i)(A) all outstanding “Revolving Loans” (as such term is defined in the Existing Credit Agreement), if any, shall be deemed to be Revolving Loans outstanding hereunder and (B) there shall be no Swingline Loans outstanding hereunder; (ii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Administrative Agent; (iii) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended and restated, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among the Borrower, the Lenders and the Administrative Agent accruing from and after the Closing Date; (iv) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower; (v) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Former Agent, and any other Person indemnified under the Existing Credit Agreement or such other Loan Document at any time prior to the Closing Date; (vi) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Former Agent under the Existing Credit Agreement (or of Wells Fargo, as successor Administrative Agent hereunder), nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (viii) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, modified, supplemented or amended and restated from time to time hereafter in accordance with the terms of this Agreement.
(b)    The Administrative Agent, the Lenders and the Borrower agree that the Aggregate Revolving Commitment (as defined in the Existing Credit Agreement) of each of the Revolving Credit Lenders immediately prior to the effectiveness of this Agreement shall be reallocated among the Revolving Credit Lenders such that, immediately after the effectiveness of this

Agreement in accordance with its terms, the Revolving Commitment of each Revolving Credit Lender (including the Added Lender) shall be as set forth on Schedule II. In order to effect such reallocations, assignments shall be deemed to be made among the Revolving Credit Lenders (including the Added Lender) in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived). Further, to effect the foregoing, each Revolving Credit Lender (including the Added Lender) agrees to make cash settlements in respect of any outstanding Revolving Loans, if any (including cash settlements to those lenders party to the Existing Credit Agreement who have elected not to be a Revolving Credit Lender under this Agreement on the Closing Date), either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, such that after giving effect to this Agreement, each Revolving Credit Lender holds Revolving Loans equal to its Pro Rata Share (based on the Revolving Commitment of each Revolving Credit Lender as set forth on Schedule II).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants, both immediately before and after giving effect to the Transactions, to the Administrative Agent and each Lender as follows (for purposes of clarity, the representations and warranties to be made on the Closing Date shall be made immediately after giving effect to the Transactions on a pro forma basis):
Section 4.1.    Existence; Power. Each Loan Party (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and other Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.    Capital Stock and Related Matters. As of the Closing Date, the authorized Equity Interests of the Borrower and each Subsidiary and the number of shares of such Equity Interests that are issued and outstanding are as set forth on Schedule 4.3. All of the shares of such Equity Interests that are issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other applicable Laws of any applicable jurisdiction. As of the Closing Date, the Equity Interests of each Subsidiary of the Borrower are owned by the parties listed on Schedule 4.3 in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 4.3. Except as described on Schedule 4.3, neither the Borrower nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 4.3, neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of the Borrower’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to another Subsidiary or the Borrower.
Section 4.4.    Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and by each Loan Party of the other Transaction Documents, or consummation of the Transactions (a) do not require any consent, waiver or approval of, notification to, registration or filing with, or any other action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect, and except for filings required by applicable securities laws and regulations, which filings have been made or will be made on or prior to the date on which such filings are required to be made, and (ii) the filing with the FCC of certain of the Loan Documents as required by the Communications Laws, (b) do not require any consent, waiver or approval of, notification to, registration or filing with, or any other action by, any Person other than those described in clause (a) immediately above, except those listed on Schedule 4.4 hereto or those that have been obtained or made and are in full force and effect, (c) will not violate any Requirements of Law applicable to the Borrower or any Subsidiary or any judgment, order or ruling of any Governmental Authority, (d) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any Subsidiary or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents. The failure by the Borrower or its Subsidiaries, as applicable, to obtain the consent or approval or otherwise to satisfy the requirements described in clause (b) immediately above with respect to the items disclosed on Schedule 4.4 could not reasonably be expected to have, individually or collectively, a Material Adverse Effect.
Section 4.5.    Financial Statements.
(a)    The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2016, December 31, 2017 and December 31, 2018 and the related consolidated statements of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, accompanied by the opinion of Deloitte & Touche LLP. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations and cash flows for such periods in conformity with GAAP consistently applied. Since December 31, 2018, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    The financial projections, dated March 1, 2019 delivered to the Administrative Agent by the Borrower prior to the Fourth Amendment Closing Date have been prepared by the Borrower in light of the past operations of the business of the Borrower and its Subsidiaries on a consolidated basis. Such projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Fourth Amendment Closing Date and reflect the good faith, estimates by the Borrower, believed by the Borrower to be reasonable and fair, of the future consolidated financial performance of Borrower and the other information projected therein for the periods set forth therein.
Section 4.6.    Liabilities, Litigation and Environmental Matters.
(a)    As of the Closing Date, except for liabilities incurred in the normal course of business and liabilities incurred as a result of consummation of the Transactions, neither the Borrower and nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent (including, without limitation, Indebtedness, Guarantees, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments), except as disclosed or referred to in the financial statements referred to in Section 4.5 or with respect to the Obligations. Except as described on Schedule 4.6(a), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or directly affecting the Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to have a Material Adverse Effect. No litigation, investigation or proceeding by or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which in any manner draws into question the validity or enforceability of this Agreement or any other Transaction Document.
(b)    Except for the matters set forth on Schedule 4.6(b), neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in the case of any of the foregoing, where such failure or actual or possible liability, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.    Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon them or their properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents which are acting or benefitting in any capacity in connection with this Agreement, with Anti-Corruption Laws and applicable Sanctions.
Section 4.8.    Material Contracts. Schedule 4.8 contains a complete list, as of the Closing Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. Neither the Borrower nor any Subsidiary is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound, which default has had, or could reasonably be expected to have, as Material Adverse Effect. Except as set forth on Schedule 4.8, none of the Material Contracts set forth on Schedule 4.8 requires the consent of any Person to the granting of a Lien in favor of the Administrative Agent on the rights of the Borrower or any Subsidiary thereunder.
Section 4.9.    Investment Company Act, Etc. Neither the Borrower nor any Subsidiary is (a) an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
Section 4.10.    Taxes. The Borrower and its Subsidiaries and each other Person for whose Taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes imposed on it or any of its property by any Governmental Authority, except, in each case, where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or where the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of unpaid Taxes are adequate and in accordance with GAAP, and no Tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.11.    Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
Section 4.12.    ERISA. Except as set forth on Part I to Schedule 4.12, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Part II to Schedule 4.12, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC 715) did not, as of the date of the most recent actuarial valuations conducted prior to the Closing Date reflecting such amounts, exceed the fair market value of the assets of such Plan.
Section 4.13.    Ownership of Property; Intellectual Property.
(a)    The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all of its real and tangible personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.5 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and each Subsidiary are valid and subsisting and are in full force in all material respects.
(b)    Except as set forth on Schedule 4.13(b), the Borrower and each Subsidiary owns, or is licensed, or otherwise has the right, to use, all Intellectual Property that is material to its business, and the use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on or violate the rights of any other Person, or constitute a misappropriation of any Intellectual Property of any other Person, except where the failure to have such rights, or any such infringement, violation or misappropriation, could not reasonably be expected to result in a Material Adverse Effect. There exist no restrictions on the disclosure, use, license or transfer of the Intellectual Property owned by the Borrower and its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of the Intellectual Property owned or used by the Borrower and its Subsidiaries has been adjudged invalid or unenforceable in whole or part and all such Intellectual Property is valid and enforceable, except where the failure to be valid and/or enforceable could not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, there is no third Person that is infringing, violating or misappropriating any Intellectual Property of the Borrower or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as set forth on Schedule 4.13(c), with respect to each Website, the Borrower and its Subsidiaries have taken commercially reasonable steps to: (i) maintain adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels or other related reasons (except outages which are at industry acceptable levels); (ii) protect the confidentiality, integrity and security of such Websites against any unauthorized use, access, interruption, modification or corruption, as the case may be; (iii) obtain consent for its acquisition, storage, transfer and use of personal information as required by applicable Requirements of Law; and (iv) put in place policies and procedures to limit the liability of the Borrower and its Subsidiaries as a host of user-generated content, except where any failure of any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. All proprietary Intellectual Property produced or otherwise exclusively generated by or for the Borrower and its Subsidiaries, whether by assignment, work made for hire or otherwise, including any content posted on the Websites and which material Intellectual Property is produced solely by or for the benefit of the Borrower and its Subsidiaries, is owned exclusively or validly licensed by the Borrower or its Subsidiaries, except where any failure of any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. The Borrower has taken reasonable steps to ensure that all Persons (including current and former employees of the Borrower and its Subsidiaries and any independent contractors) who create or contribute to proprietary Intellectual Property owned or used by the Borrower and its Subsidiaries in the conduct of its respective businesses have assigned in writing to the Borrower or such Subsidiaries all of their rights therein that did not initially vest with the Borrower or its Subsidiaries by operation of law, except where any failure of any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(d)    Except as set forth on Schedule 4.13(d), the material properties of the Borrower and each Subsidiary are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
Section 4.14.    Disclosure. The Borrower has duly filed all reports required to be filed with the Securities and Exchange Commission. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement, any other Transaction Document delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 4.15.    Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against the Borrower or any Subsidiary, or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and no unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority which, as to any of the foregoing, has had or could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.16.    Subsidiaries and Joint Ventures. As of the Closing Date, Schedule 4.16 sets forth, each Subsidiary and each joint venture of the Borrower and each Subsidiary, and, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the Borrower or any Subsidiary of the Borrower, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person, and the type of legal entity for each such Person, (iii) each state in which each such Person is qualified to do business and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Fourth Amendment Closing Date. As of the Closing Date, neither the Borrower nor any Subsidiary is a partner or joint venturer in any partnership or joint venture other than as expressly set described on Schedule 4.16.
Section 4.17.    Solvency. After giving effect to the execution and delivery of the Transaction Documents and the consummation of the Transactions, the Borrower and its Subsidiaries, taken as a whole, will not be “insolvent” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
Section 4.18.    EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.
Section 4.19.    Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.
Section 4.20.    Anti-Corruption Laws and Sanctions.
(a)    Neither any Loan Party nor any of its Subsidiaries and, to the knowledge of senior management of the Borrower or such Subsidiaries, any of their respective directors, officers, employees or agents acting or benefitting in any capacity in connection with this Agreement, (i) is a Person that is owned or controlled by a Sanctioned Person, (ii) is a Sanctioned Person or (iii) is located, organized or resident in a Sanctioned Country.
(b)    Each of the Loan Parties and its Subsidiaries, and to the knowledge of the Loan Parties, each director, officer, employee and agent of the Loan Parties and each such Subsidiary, is in compliance with the Anti-Money Laundering Laws in all material respects.
(c)    The Borrower and its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and applicable Sanctions. No Borrowing or Letter of Credit, use of proceeds thereof or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.
Section 4.21.    Security Interests. The security interests created by the Security Agreement and the other Security Documents in favor of the Administrative Agent for the benefit of the Secured Parties are legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in the Collateral, and the Administrative Agent, for the benefit of the Secured Parties, has a fully perfected (upon the satisfaction of the applicable perfection requirements, and to the extent such security interests are required to be perfected under the terms of the Loan Documents) first lien on, and security interest in, all right, title and interest in all of the collateral described therein (subject only to Permitted Liens).
Section 4.22.    Use of Proceeds. The proceeds of the Loans and Letters of Credit are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.9 and not prohibited by Section 7.13.
Section 4.23.    Licenses; FCC.
(a)    The Borrower and its Subsidiaries hold such validly issued Licenses as are necessary to operate the Stations as they are currently operated, and each such License is in full force and effect, are valid for the balance of the current license term and are unimpaired by any act or omission of the Borrower or its Subsidiaries in any material manner. As of the Closing Date, the Stations, together with their Licenses granted or assigned to the Borrower or its Subsidiaries, are identified on Schedule 4.23, and each such License has the expiration date set forth on Schedule 4.23. As of the Closing Date, the are no conditions upon the Licenses except those conditions stated on the face thereof or conditions applicable to the stations of such class generally under the Communications Laws. Except as otherwise set forth on Schedules 4.23 and 4.23(b), each Station is being operated materially in accordance with the terms and conditions of the Licenses applicable to it and the Communications Laws.
(b)    Except as otherwise set forth on Schedule 4.23(b) and excluding any customary applications filed with the FCC seeking the renewal of a License for so long as no Person has filed with the FCC a Petition to Deny such application, no proceedings are pending or, to the knowledge of the Borrower, are threatened, before the FCC that reasonably would be expected to result in the revocation, adverse modification, nonrenewal or suspension of the main station broadcast License for any full-power and full-service television broadcast Station of the Borrower or any Subsidiary, the issuance of any cease and desist order, or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station, other than any proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c)    All reports, applications and other documents required to be filed by the Borrower and its Subsidiaries with the FCC with respect to the Stations have been timely filed, and all such reports, applications and documents are true, correct and complete in all respects, except where the failure to make such timely filing or any inaccuracy therein could not reasonably be expected to have a Material Adverse Effect, and except as otherwise set forth on Schedule 4.23(b), the Borrower has no knowledge of any matters which could reasonably be expected to result in the suspension, adverse modification, revocation of, or the refusal to renew, any License or the imposition on the Borrower or any Subsidiary of any fines or forfeitures by the FCC which could reasonably be expected to result in a Material Adverse Effect.
Section 4.24.    Beneficial Ownership Certification. As of the Fourth Amendment Closing Date, the information included in the Beneficial Ownership Certification delivered to the Administrative Agent and each Lender on or prior to the Fourth Amendment Closing Date is true and correct in all respects.
ARTICLE V

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
Section 5.1.    Financial Statements and Other Information. The Borrower will (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification in connection with this Agreement of any change in the information provided in the Beneficial Ownership Certification of which any Loan Party is aware that would result in a change to the list of beneficial owners identified therein and (b) deliver to the Administrative Agent and each Lender:
(a)    as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operation, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit (other than an explanatory paragraph or emphasis of matter paragraph as a result of a current maturity of any Indebtedness or any potential default of a financial covenant)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with Public Company Accounting Oversight Board (U.S.) Standards;
(b)    as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous Fiscal Year;
(c)    promptly upon the reasonable request of the Administrative Agent or any Lender, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation;
(d)    concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the chief financial officer or treasurer of the Borrower, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the Financial Covenant (whether or not the Financial Covenant is then in effect), (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.5 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrower under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrower or its Restricted Subsidiaries, including the presentation by the Borrower of its financial statements, (iv) setting forth as and at the end of such Fiscal Quarter or Fiscal Year, as the case may be, reasonably detailed calculations of the amount of the Available Amount and specifying any applicable utilizations of the Available Amount during such Fiscal Quarter or Fiscal Year, as applicable, (v) containing a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary and/or a Subsidiary that is not a Loan Party as of the date of the applicable Compliance Certificate or a confirmation that there has been no change in such information since the last such list provided pursuant to this clause (d), (vi) containing a list as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, of each Loan Party whose revenues and assets are included in the calculation of the Aggregate Subsidiary Threshold as of such date, together with calculations demonstrating the Aggregate Subsidiary Threshold and that no action is required to be taken by the Borrower in accordance with Section 5.12(b) and (vii) so long as there is an Unrestricted Subsidiary, attaching the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;
(e)    concurrently with the delivery of the financial statements referred to in clause (a) above, a list of (i) all sales or other dispositions of assets made pursuant to Section 7.6(c), Section 7.6(g), Section 7.6(h) and Section 7.6(i) (designating, in the case of such clauses (c), (h) and (i), in such listing whether the Borrower is deeming any sale or disposition to be made under clause (c), (h) or (i) of Section 7.6) of this Agreement by the Borrower and its Restricted Subsidiaries during the Fiscal Year most recently ended, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such sales or other dispositions and (ii) all Persons that the Borrower is identifying to the Administrative Agent as Disqualified Institutions (the “DQ List”) (provided that such Persons shall only constitute Disqualified Institutions if they are direct competitors of the Borrower and its Restricted Subsidiaries and are engaged in at least one of the same lines of business as the Borrower and its Restricted Subsidiaries);
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be, and promptly upon receive thereof by the Borrower, copies of any material notices, reports or other communications from any holder of Junior Debt (or any trustee or representative on behalf of such holder);
(g)    no later than ninety (90) days after the end of each Fiscal Year, an annual budget for the current Fiscal Year approved by the board of directors of the Borrower including, without limitation, a four-quarter projected income statement, balance sheet and statement of cash flows on a quarter-by-quarter basis; and
(h)    promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
In the event that any financial statement delivered pursuant to Section 5.1(a) or Section 5.1(b) or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or higher fees for any period (an “Applicable Period”) than the Applicable Margin or fees applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin or fees for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest or fee amount owing as a result of such increased Applicable Margin or fees for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations in accordance with Section 2.12. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(c) and Article VIII hereof.
Any financial statements delivered pursuant to this Section 5.1 shall include segment reporting in accordance with FASB ASC 280.

Section 5.2.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary or any of their respective assets, franchises or licenses (including their Licenses) which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) the loss of any material License to the extent that a Responsible Officer of a Loan Party has knowledge of the loss of such License;
(c)    the occurrence of any event or any other development by which the Borrower or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;
(e)    the occurrence of any default or event of default, or the receipt by the Borrower or any Subsidiary of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any Subsidiary;
(f)    upon (and in any event within five (5) Business Days of) the Borrower’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against the Borrower or any Subsidiary, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, could expose, in the Borrower’s reasonable judgment, the Borrower or any Subsidiary to liability in an aggregate amount in excess of $10,000,000; and
(g)    any other development in the business or affairs of the Borrower or a Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(h)    Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3.    Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to, except as permitted by Section 7.3(a), preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses (including Licenses), permits, privileges, franchises and Intellectual Property material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4.    Compliance with Laws, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5.    Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all Taxes and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge any such obligations or liabilities could not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

Section 5.6.    Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
Section 5.7.    Visitation, Inspection, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent, so long as the same does not unreasonably interfere with the business of the Borrower or any Restricted Subsidiary, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Borrower, however, if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, that each Person obtaining any such information shall hold all such information in accordance with, and subject to, the confidentiality provisions of Section 10.11.
Section 5.8.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Restricted Subsidiaries in accordance with this Section 5.8, (c) maintain the Licenses and all other licenses, permits, permissions and other authorizations used or necessary to operate the radio and television stations as operated from time to time by the Borrower and its Restricted Subsidiaries, except to the extent that the failure to maintain the foregoing would not have a Material Adverse Effect, (d) file with the FCC (within the time periods required by the Communications Laws) copies of the Loan Documents to the extent required under Communications Laws, and take such other action as is necessary under the rules and regulations of the FCC to effect the purposes of the Loan Documents, except to the extent that the failure to do so would not have a Material Adverse Effect and (e) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Restricted Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Loan Parties.
Section 5.9.    Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of Revolving Loans to finance working capital needs, Capital Expenditures, acquisitions permitted pursuant to Section 7.3(b), Investments permitted pursuant to Sections 7.4(e), (f), (g), (i) and (j) and for other general corporate purposes of the Borrower and its Restricted Subsidiaries after the Closing Date. On the date of the consummation of the Cordillera Acquisition, the Borrower shall use a portion of the proceeds of the Tranche B-1 Term Loans to finance the Fourth Amendment Transactions. If the Fourth Amendment Early Closing Date occurs, then on the Fourth Amendment Closing Date, a portion of the proceeds of the Tranche B-1 Term Loans shall be deposited in a segregated account of the Borrower with the Administrative Agent. Upon the occurrence of a Cordillera Special Mandatory Prepayment Trigger Date, the Borrower shall use a portion of the proceeds of the Tranche B-1 Term Loans to effect a Cordillera Special Mandatory Prepayment on the Cordillera Special Mandatory Prepayment Date. On the Fourth Amendment Closing Date, a portion of the proceeds of the Tranche B-1 Term Loans shall be deposited in a segregated account of the Borrower with the Administrative Agent. On the Taurus Effective Date, the Borrower shall use a portion of the proceeds of the Tranche B-1 Term Loans to finance a portion of the Taurus Acquisition. Upon the occurrence of a Taurus Special Mandatory Prepayment Trigger Date, the Borrower shall use a portion of the proceeds of the Tranche B-1 Term Loans to effect a Taurus Special Mandatory Prepayment on the Taurus Special Mandatory Prepayment Date. No part of the proceeds of any Loan will be used, whether directly or indirectly, (a) for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X, (b) to fund, finance or facilitate any activities of or business with any Sanctioned Person or in any Sanctioned Country, (c) that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lead Arranger, the Administrative Agent, any Lender (including the Swingline Lender) or the Issuing Bank or otherwise) of Sanctions or (d) that would in any manner violate any Anti-Corruption Laws. All Letters of Credit will be used for general corporate purposes.
Section 5.10.    Further Assurances. The Borrower will, and will cause each Restricted Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any Applicable Law, or which the Administrative Agent or any Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents.

Section 5.11.    The Blocked Accounts.
(a)    Each Collateral Related Account owned or maintained by the Borrower or any other Loan Party shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent (each such bank, an “Approved Bank”). As of the Closing Date, each deposit account and securities account of each Loan Party is listed on Schedule 5.11(a) and such schedule designates which accounts are Collateral Related Accounts. Each Collateral Related Account maintained by a Loan Party (each such account, a “Blocked Account”) shall be subject to a Blocked Account Agreement. Each such Blocked Account Agreement shall provide, among other things, that from and after the Closing Date (or the date on which such Blocked Account Agreement becomes effective), the relevant Approved Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may, or shall if directed by the Required Lenders, be given by the Administrative Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each Collateral Related Account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent.
(b)    In the event that any Loan Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Loan Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account.
Section 5.12.    Formation of Subsidiaries.
(a)    If, at any time, a Restricted Subsidiary of the Borrower is required to become a Subsidiary Loan Party after the Closing Date pursuant to this Section 5.12, such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Pledge and Security Agreement Supplement in the form of Exhibit D to the Security Agreement within ten (10) Business Days after such Restricted Subsidiary is so required to become a Subsidiary Loan Party.
(b)    If, at any time, the aggregate revenue or assets (on a non-consolidated basis) of the Borrower and those Restricted Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrower shall cause one or more other Restricted Subsidiaries (other than Foreign Subsidiaries) to become additional Subsidiary Loan Parties, as provided in clause (d) below, within ten (10) Business Days after such revenues or assets become less than the Aggregate Subsidiary Threshold so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold.
(c)    The Borrower may elect at any time to have any Restricted Subsidiary (other than a Foreign Subsidiary) become an additional Subsidiary Loan Party as provided in clause (d) below. Upon the occurrence and during the continuation of any Event of Default, if the Administrative Agent or the Required Lenders so direct, the Borrower shall (i) cause all of its Restricted Subsidiaries to become additional Subsidiary Loan Parties, as provided in clause (d) below, within ten (10) Business Days after the Borrower’s receipt of written confirmation of such direction from the Administrative Agent.
(d)    A Restricted Subsidiary (other than a Foreign Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1(b), (iii) supplements to the Security Documents or new Security Documents, as applicable, and evidence that such other actions have been taken by such Restricted Subsidiaries to grant to the Administrative Agent for the benefit of the Secured Parties valid and enforceable security interests in the Collateral of such Restricted Subsidiaries and to cause such security interests to be perfected and have the priority required by the Security Documents and this Agreement and (iv) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement unless otherwise permitted pursuant to the terms and provisions of this Agreement.
(e)    At the time of the formation or acquisition by any Loan Party of a direct Foreign Subsidiary which is a Material Subsidiary, the Borrower shall pledge, or cause to be pledged, to the Administrative Agent, for its benefit and the benefit of Secured Parties, 65% of the Equity Interests of such Subsidiary (or, if the aggregate ownership interest of the Loan Parties is less than 65%, all of the Equity Interests owned by the Loan Parties) to secure the Secured Obligations; provided, however, that, so long as the total assets owned by each of the Foreign Subsidiaries whose Equity Interests have not been pledged pursuant to this Section 5.12 does not exceed $10,000,000 in the aggregate at the time of determination, such pledge of the Equity Interests of such Foreign Subsidiary shall not be required (other than pursuant to the Security Agreement).
(f)    Nothing in this Section 5.12 shall authorize the Borrower or any Restricted Subsidiary of the Borrower to form or acquire any Subsidiary unless the formation or acquisition of such Subsidiary is permitted pursuant to Article VII. Any document, agreement or instrument executed or issued pursuant to this Section 5.12 shall be a “Loan Document” for purposes of this Agreement.
Section 5.13.    Real Estate.
(a)    The Loan Parties shall not be required to provide mortgages or any related documents with respect to any Real Estate. On the Closing Date, all Liens on Real Estate in favor of the Former Agent and the Lenders and all Mortgages (as defined in the Existing Credit Agreement) securing such Liens are hereby released and terminated.
(b)    The Loan Parties shall not be required to obtain any Collateral Access Agreements that have not been obtained prior to the Closing Date.
Section 5.14.    Post-Closing Obligations. The Borrower shall deliver to the Administrative Agent each of the documents, instruments, agreements and other items described on Schedule 5.14, and/or take the actions described on Schedule 5.14 on or prior to the date(s) specified with respect to such delivery as set forth on Schedule 5.14, as such dates may be extended by the Administrative Agent. All such deliverables shall be in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.15.    Corporate Credit Ratings. The Borrower shall use commercially reasonable efforts to obtain and maintain a public corporate family and/or corporate credit rating, as applicable, and public ratings in respect of the Tranche B Term Loans and the Tranche B-1 Term Loans, in each case from each of S&P and Moody’s.
Section 5.16.    Conference Calls. The Borrower shall, within 10 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the date of the delivery of the annual financial information pursuant to Section 5.1(a), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year, as the case may be, of the Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s other lenders or security holders).
ARTICLE VI

FINANCIAL COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Revolving Commitment hereunder or any Obligation under the Revolving Facility remains unpaid or outstanding:
Section 6.1.    [Reserved].
Section 6.2.    First Lien Net Leverage Ratio. The Borrower shall not permit the First Lien Net Leverage Ratio (i) on the last day of any Fiscal Quarter (beginning with the first full Fiscal Quarter ending immediately after the Fourth Amendment Closing Date) through and including the last day of the seventh (7th) full Fiscal Quarter ending immediately after the Fourth Amendment Closing Date (or, upon consummation of the Taurus Acquisition, the seventh (7th) full Fiscal Quarter ending immediately after the date of the consummation of the Taurus Acquisition) to exceed 4.50 to 1.00 and (ii) on the last day of the eighth (8th) full Fiscal Quarter ending immediately after the Fourth Amendment Closing Date (or, upon consummation of the Taurus Acquisition, the eighth (8th) full Fiscal Quarter ending immediately after the date of consummation of the Taurus Acquisition) and the last day of each Fiscal Quarter thereafter to exceed 4.25 to 1.00; provided that the provisions of this Section 6.2 shall not be applicable with respect to the last day of any Fiscal Quarter if on such day the Revolving Credit Exposure of all Lenders (excluding LC Exposure with respect to Letters of Credit that have not been drawn upon or, if there has been a drawing with respect to a Letter of Credit, all reimbursement obligations due with respect thereto have been fully satisfied) is zero ($0).
Section 6.3.    Pro Forma Adjustments. With respect to any period during which a Permitted Acquisition or a Disposition has occurred (each, a “Subject Transaction”), for purposes of determining the First Lien Net Leverage Ratio

(including for purposes of determining compliance with Section 6.2), Consolidated EBITDA shall be calculated with respect to such period on a Pro Forma Basis (including pro forma adjustments approved by the Administrative Agent in its sole discretion which are not otherwise contemplated in the definition of “Consolidated EBITDA”) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that if such business so acquired does not have historical audited financial statements, unaudited financial statements which are in form and substance reasonably acceptable to the Administrative Agent may be used in lieu thereof.
ARTICLE VII

NEGATIVE COVENANTS
The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
Section 7.1.    Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness created pursuant to the Loan Documents (including, for the avoidance of doubt, Indebtedness in respect of the Taurus Revolving Commitment Increase, upon and subject to the occurrence of the Taurus Effective Date);
(b)    Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Fourth Amendment Closing Date and set forth on Schedule 7.1 and any Permitted Refinancing thereof;
(c)    Indebtedness of the Borrower or any Restricted Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and (ii) any Permitted Refinancing of any of the foregoing; provided, further, that the aggregate principal amount of such Indebtedness under this clause (c) does not exceed at any time outstanding the greater of (x) $55,000,000 and (y) 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(d)    Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary, in each case, to the extent constituting an Investment permitted by Section 7.4; provided that any Indebtedness of the Borrower or any Subsidiary Loan Party in each case to any Restricted Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Secured Obligations in a manner reasonably acceptable to the Administrative Agent;
(e)    Indebtedness in respect of Hedge Agreements permitted pursuant to Section 7.10;
(f)    Indebtedness of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition (including, so long as no Event of Default shall have occurred and be continuing or would result therefrom, Permitted Refinancings thereof); provided, that (i)(A) in the case of any such Indebtedness secured by Liens on Collateral ranking pari passu with the Liens securing the Obligations, the First Lien Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions, is not greater than 4.00 to 1.00, (B) in the case of any such Indebtedness secured by Liens on Collateral ranking junior to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions, is not greater than 5.50 to 1.00, (C) in the case of unsecured Indebtedness, the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions, is not greater than 6.00 to 1.00 and (D) in the case of any such Indebtedness incurred under this clause (f)

(i)(D) by a Subsidiary other than a Subsidiary Loan Party that is incurred in contemplation of such acquisition, merger or consolidation, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed, when taken together with all amounts incurred pursuant to this clause (f)(i)(D) and clauses (k)(ii)(D) and (o) of this Section 7.1, the greater of $55,000,000 and 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (ii) any term loans incurred pursuant to clause (f)(i)(A) that are incurred in contemplation of such acquisition, merger or consolidation and that are secured by Liens on Collateral ranking pari passu with the Liens securing the Obligations shall be subject to the MFN Protection, (iii) no Event of Default exists at the time of Incurrence or assumption of such Indebtedness or would result therefrom, (iv) the Weighted Average Life to Maturity applicable to any such Indebtedness that is consisting of term loans is not shorter than the Tranche B Term Loans and/or the Tranche B-1 Term Loans and any such Indebtedness that is consisting of term loans does not mature prior to the date occurring 91 days following the Latest Maturity Date for any Class of Term Loans (in effect as of the date such Indebtedness is incurred), (v) such Indebtedness does not mature prior to the date occurring 91 days following the Revolving Commitment Termination Date (in effect as of the date such Indebtedness is Incurred), (vi) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower under this Agreement and the other Loan Documents, unless the Borrower offers to amend this Agreement to include any such more restrictive or onerous terms; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this sub-clause (vi) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement, (vii) subject to the clause (i)(D) above, such Indebtedness shall not be Guaranteed by any Person other than the Guarantors, (viii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Restricted Subsidiaries other than property or assets constituting Collateral under the Loan Documents; (ix) prior to the Incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (viii) together with a Compliance Certificate setting forth in reasonable detail the calculations of the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as applicable, and executed by a Responsible Officer of the Borrower certifying the requirements of the preceding clause (ii) have been met; and (x) any secured Indebtedness permitted under this Section 7.1(f) shall be subject to intercreditor arrangements reasonably satisfactory to Administrative Agent;
(g)    Guarantees incurred by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or any of its Restricted Subsidiaries so long as such Indebtedness and, if applicable, Guarantees, is permitted under this Section 7.1; provided that (x) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of a Restricted Subsidiary which is not a Subsidiary Loan Party shall be subject to Section 7.4 (with the amount of such Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of a Restricted Subsidiary which is not a Subsidiary Loan Party considered an Investment) and (y) Guarantees permitted under this clause (g) shall be subordinated to the Obligations to the same extent as the terms of the Indebtedness so guaranteed;
(h)    Indebtedness consisting of contingent liabilities in respect of any indemnification, working capital adjustment, purchase price adjustment, non-compete, consulting, deferred compensation, earn-out obligations, contingent consideration, contributions, and similar obligations, incurred in connection with any Permitted Acquisition, any Investment permitted under Section 7.4 or any disposition permitted under Section 7.6; provided that both as of the date of the Incurrence of such Indebtedness and immediately after giving effect thereto on a Pro Forma Basis for the Test Period, the Borrower is in compliance with the financial ratio set forth in Section 7.3(b)(ii) and no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(i)    Indebtedness consisting of the financing of insurance premiums in respect of insurance required by this Agreement or otherwise incurred in the ordinary course of business;
(j)    cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(k)    other Indebtedness Incurred by the Borrower or any Restricted Subsidiary so long as (i) no Event of Default exists at the time of Incurrence thereof or would result therefrom, (ii) (A) in the case of any such Indebtedness secured by Liens on Collateral ranking pari passu with the Liens securing the Obligations, the First Lien Net Leverage Ratio on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 4.00 to 1.00, (B) in the case of any such Indebtedness secured by Liens on Collateral ranking junior to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 5.50 to 1.00, (C) in the case of unsecured Indebtedness, the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than 6.00 to 1.00 and (D) in the case of any such Indebtedness incurred under this clause (k)(ii)(D) by a Subsidiary other than a Subsidiary Loan Party, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed, when taken together with all amounts incurred pursuant to this clause (k)(ii)(D) and clauses (f)(i)(D) and (o) of this Section 7.1, the greater of $55,000,000 and 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (iii) any term loans incurred pursuant to clause (ii)(A) above that are secured by Liens on Collateral ranking pari passu with the Liens securing the Obligations shall be subject to the MFN Protection, (iv) the Weighted Average Life to Maturity applicable to any such Indebtedness that is consisting of term loans is not shorter than the Tranche B Term Loans and the Tranche B-1 Term Loans and any such Indebtedness that constitutes a “term loan B” facility does not mature prior to the date occurring 91 days following the Latest Maturity Date for any Class of Term Loans (in effect as of the date such Indebtedness is incurred), (v) such Indebtedness does not mature prior to the date occurring 91 days following the Revolving Commitment Termination Date (in effect as of the date such Indebtedness is Incurred), (vi) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower under this Agreement and the other Loan Documents, unless the Borrower offers to amend this Agreement to include any such more restrictive or onerous terms; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this sub-clause (vi) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement, (vii) subject to clause (ii)(D) above, such Indebtedness shall not be Guaranteed by any Person other than the Guarantors, (viii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Restricted Subsidiaries other than property or assets constituting Collateral under the Loan Documents; (ix) prior to the Incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (viii) together with a Compliance Certificate setting forth in reasonable detail the calculations of the First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio and/or Total Net Leverage Ratio, as applicable, and executed by a Responsible Officer of the Borrower certifying the requirements of the preceding clause (ii) have been met; and (x) any secured Indebtedness permitted under this Section 7.1(k) shall be subject to intercreditor arrangements reasonably satisfactory to Administrative Agent;
(l)    Indebtedness Incurred by the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness outstanding under this clause (l) at any time does not at any time exceed the greater of (x) $45,000,000 and (y) 12.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(m)    unsecured Indebtedness (including Guarantees thereof subject to the proviso immediately below) in respect of the Senior Notes in an aggregate principal amount not to exceed the amount outstanding on the Closing Date (reduced on a dollar for dollar basis by the principal amount Senior Notes repurchased or redeemed) and, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Permitted Refinancing thereof; provided, that (i) such Indebtedness shall not at any time be Guaranteed by any Person other than the Guarantors and (ii) such Indebtedness shall not at any time be secured by any Lien on any property or assets of the Borrower or any of its Restricted Subsidiaries;
(n)    Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such

Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 7.1(n), would not exceed the greater of $25,000,000 and 7.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(o)    Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding under clauses (f)(i)(D) and (k)(ii)(D) of this Section 7.1 does not exceed the greater of $55,000,000 and 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(p)    Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds from the issuance or sale of Qualified Equity Interests of the Borrower, other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries, to the extent such net cash proceeds do not constitute Excluded Contributions;
(q)    (i) Indebtedness representing the Taurus Term Loan Facility and/or (ii) in lieu, in part or in full, of Indebtedness incurred pursuant to clause (q)(i), debt securities, the proceeds of which are used to finance, in whole or in part, the Taurus Acquisition; provided that the aggregate principal amount of Indebtedness outstanding at any time under this clause (q) shall not exceed, in the aggregate, $400,000,000;
(r)    earn-out obligations, including purchase price adjustments, incurred in connection with any Permitted Acquisition, any Investment permitted under Section 7.4 or any disposition permitted under Section 7.6; and
(s)    Indebtedness representing Refinancing Term Loans, Replacement Revolving Facilities and/or Refinancing Notes.
In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted above, the Borrower may classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such items of in whole or in part as Indebtedness in any manner that would comply with any of the categories of this covenant at the time of such reclassification.

Section 7.2.    Liens; Negative Pledge. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
(a)    Permitted Liens;
(b)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(c)    extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(d)    Liens existing on property of a Restricted Subsidiary or other property acquired by the Borrower or any of its Restricted Subsidiaries at the time of its acquisition after the Closing Date pursuant to a Permitted Acquisition or other Investment permitted hereunder; provided that (i) such Lien was not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other assets or property other than the property and assets of such Restricted Subsidiary at the time of the acquisition (and after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.1(f); and

(e)    (i) Liens on Collateral secured on a pari passu basis with the Liens securing the Obligations, so long as such Liens secure Indebtedness permitted pursuant to Sections 7.1(f)(i)(A), 7.1(k)(ii)(A) or 7.1(s) and/or (ii) Liens on Collateral secured on a junior basis with the Liens securing the Obligations, so long as such Liens secured Indebtedness permitted pursuant to Sections 7.1(f)(i)(B), 7.1(k)(ii)(B) or 7.1(s); provided that, in the case of Liens in connection with any debt assumed pursuant to Section 7.1(f)(i)(A) or 7.1(f)(i)(B), such Liens and the Indebtedness secured by such Liens shall not have been incurred or created in connection with or in contemplation of such acquisition Each Lender agrees that the Liens permitted under clause (e) above which secure Indebtedness permitted to be incurred under Section 7.1(k) may be pari passu with Liens securing the Secured Obligations pursuant to intercreditor arrangements reasonably satisfactory to Administrative Agent;
(f)    Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding that, immediately after giving effect to the creation of such Liens, would not exceed the greater of (x) $45,000,000 and (y) 12.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; and
(g)    Liens securing Indebtedness incurred pursuant to Section 7.1(q).
Notwithstanding the foregoing or anything else to the contrary herein, the Borrower will not, and will not permit any of its Restricted Subsidiaries to (A) grant a Lien in favor of any Person on any Real Estate (other than any Liens granted to secure all of the Secured Obligations and other than Liens described in clauses (b) or (e) of the definition of “Permitted Liens”) or (B) enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in an agreement relating to the sale of a Restricted Subsidiary that owns Real Estate or the sale of specific Real Estate pending such sale; provided that in any such case the Negative Pledge applies only to the Restricted Subsidiary or the Real Estate that are the subject of such sale. In the event that any Lien meets the criteria of more than one of the categories of any Lien permitted above, the Borrower may classify such Lien in any manner that complies with this covenant and may from time to time reclassify such items of in whole or in part as a Lien in any manner that would comply with any of the categories of this covenant at the time of such reclassification.
Section 7.3.    Fundamental Changes; Permitted Acquisitions.
(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it (except, in either case, as may be permitted by clause (b) immediately below), or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred and be continuing (i) a Restricted Subsidiary of the Borrower may merge with and into the Borrower or another Restricted Subsidiary; provided, that, (A) in the case of a merger involving the Borrower, the Borrower shall be the survivor of such merger and (B) in the case of a merger involving a Loan Party, a Loan Party shall be the survivor of such merger, (ii) a Restricted Subsidiary of the Borrower may merge with and into an Unrestricted Subsidiary so long as the Restricted Subsidiary is the surviving Person, (iii) a Restricted Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Loan Party, and (iv) a Restricted Subsidiary of the Borrower may liquidate or dissolve in accordance with Applicable Law if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Restricted Subsidiaries and will not adversely affect the Borrower’s ability to perform its obligations under this Agreement.
(b)    No Loan Party will make or otherwise permit to be consummated an Acquisition unless each of the following conditions shall have been satisfied or waived by the Requisite Lenders (each such Acquisition, to the extent each of the following conditions shall have been satisfied or waived by the Requisite Lenders, a “Permitted Acquisition”), which in the case of a Limited Conditionality Acquisition shall be subject to Section 1.5:
(i)    any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Borrower and/or its Restricted Subsidiaries are engaged as of the Closing Date or similar, related, ancillary or complementary businesses, and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Loan Parties prior to such Permitted Acquisition;

(ii)    the Borrower shall have delivered to Administrative Agent, at least 10 Business Days (or such shorter period agreed to by the Administrative Agent) prior to such proposed acquisition, (A) a Compliance Certificate demonstrating that, after giving effect to the proposed Permitted Acquisition and the Incurrence of any Indebtedness in connection therewith on a Pro Forma Basis, the Borrower would be permitted to incur at least $1.00 of Indebtedness pursuant to Section 7.1(k) and (B) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with the foregoing clause (A);
(iii)    in the case of the purchase or other acquisition of Equity Interests, the requisite percentage of Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to Applicable Law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary of the Borrower in connection with such acquisition shall be pledged by the applicable Loan Party to the Administrative Agent to the extent required by Section 5.12, and the Borrower shall have taken, or caused to be taken, promptly, each of the other actions set forth in Section 5.12;
(iv)    the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the Permitted Acquisition Target’s board of directors or comparable governing body (and shareholders, if necessary) prior to the consummation of the Permitted Acquisition;
(v)    the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Liens permitted by Section 7.2);
(vi)    with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $100,000,000, at least 10 Business Days (or such shorter period agreed to by the Administrative Agent) prior to such proposed acquisition, the Borrower shall have delivered to Administrative Agent (i) written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition, (ii) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (iii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements for such period that are available; and
(vii)    at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
Notwithstanding anything to the contrary herein, the Acquisition of a Person that is designated as an Unrestricted Subsidiary substantially concurrently with such Acquisition shall not be a Permitted Acquisition but instead shall be an Investment that is otherwise subject to Section 7.4.
(c)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and businesses reasonably related, ancillary or complementary thereto.
Section 7.4.    Investments, Loans, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary prior to such merger), any Equity Interests, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make any loans or advances to, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit or division of such another Person, or purchase or acquire all or substantially all of the assets of another Person, or create or form any Restricted Subsidiary (all of the foregoing being collectively called “Investments”) other than Investments constituting Permitted Acquisitions (including, for the avoidance of doubt, the Taurus Acquisition); provided, that:
(a)    the Borrower and its Restricted Subsidiaries may make and hold Permitted Investments;
(b)    (i) the Borrower and its Restricted Subsidiaries may hold the Investments existing on the Fourth Amendment Closing Date and set forth on Schedule 7.4 and (ii) any Loan Party may make Investments in any other Loan Party:

(c)    any Investments of a Person in existence at the time such Person becomes a Restricted Subsidiary of the Borrower may be held by such Restricted Subsidiary; provided that such Investments were not made in connection with or anticipation of such Person becoming a Restricted Subsidiary of the Borrower;
(d)    the Borrower and its Restricted Subsidiaries may hold Investments constituting non-cash proceeds received in connection with a sale or other disposition of assets to the extent permitted by Section 7.6 or in connection with the settlement of obligations owing to it by financially troubled debtors;
(e)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Investments (and, thereafter, may hold such Investments) in an aggregate amount not to exceed the greater of (x) $120,000,000 and (y) 33.0% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(f)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and the Total Net Leverage Ratio does not exceed 4.00 to 1.00 immediately prior and after giving effect thereto on a Pro Forma Basis for the then most recently ended Test Period, the Borrower and its Restricted Subsidiaries may make additional Investments (and thereafter hold such Investments). Prior to consummating an Investment pursuant to this clause (f), the Borrower shall deliver to the Administrative Agent a Compliance Certificate setting forth in reasonable detail the calculations of the Total Net Leverage Ratio and executed by a Responsible Officer of the Borrower certifying the requirements of this clause (f) have been met;
(g)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make (i) loans or advances to employees, officers or directors of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and related expenses in an aggregate amount not to exceed $15,000,000 at any time and (ii) Investments consisting of deposits, expense prepayments, accounts receivable arising, trade debt granted and other credits extended to customers and similar Persons in the ordinary course of business;
(h)    a Restricted Subsidiary of the Borrower may be established or created (but not capitalized unless otherwise permitted under this Section 7.4) so long as, to the extent applicable, the Borrower and such Restricted Subsidiary comply with the provisions of Section 5.12;
(i)    without duplication of any other clause of this Section 7.4, so long as the Available Amount Conditions are satisfied at the time of such Investment, the Borrower and its Restricted Subsidiaries may make Investments in an amount not to exceed the Available Amount;
(j)    [reserved];
(k)    Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; provided, however that the aggregate amount of Investments pursuant to this clause (k) in Restricted Subsidiaries that are not Subsidiary Loan Parties shall not exceed at any time the greater of (x) $25,000,000 and (y) 7.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;
(l)    Investments arising as a result of Hedge Agreements permitted pursuant to Section 7.10;
(m)    Investments in joint ventures in an aggregate amount not to exceed at any time the greater of (x) $25,000,000 and (y) 7.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; and
(n)    Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed at any time the greater of (x) $25,000,000 and (y) 7.5% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.
Section 7.5.    Restricted Payments. The Borrower will not, and will not permit its Restricted Subsidiaries to, directly or indirectly (i) declare or make, or agree to pay or make, any dividend (other than dividends payable by the Borrower solely in shares of any class of its common stock (other than Disqualified Equity Interests)) on any class of its Equity Interests, (ii) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition of, any Equity Interests of the Borrower or any Restricted Subsidiary or any options, warrants, or other rights to purchase such Equity Interests, whether now or hereafter outstanding or (iii) make any prepayment of principal of, or voluntary payment into a sinking fund for the retirement of, or any defeasance, purchase or other acquisition for value of any Junior Debt of the Borrower or its Restricted Subsidiaries (each of the foregoing, a “Restricted Payment”); provided, that:
(a)    Restricted Subsidiaries of the Borrower may in any event declare and pay cash and other dividends to the Borrower or another Loan Party;
(b)    (1) prior to the consummation of the Taurus Acquisition and funding of the Taurus Term Loan Facility:
(i)    the Borrower and its Subsidiaries may make Restricted Payments after the Closing Date in an aggregate amount not to exceed $25,000,000 minus any amount that has been utilized under Section 7.4(k); and
(ii)    the Borrower and its Subsidiaries may make additional Restricted Payments if, as of the date of such proposed Restricted Payment and immediately after giving effect thereto on a Pro Forma Basis for the Test Period, the Senior Secured Net Leverage Ratio does not exceed 2.00 to 1.00 and the Borrower delivers to the Administrative Agent a Compliance Certificate setting forth in reasonable detail the calculations of the Senior Secured Net Leverage Ratio and executed by a Responsible Officer of the Borrower certifying the requirements of this clause (b)(1)(ii) have been met; and
(2)    upon and following the consummation of the Taurus Acquisition and funding of the Taurus Term Loan Facility:
(i)    the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed at any time the greater of (x) $95,00,000 and 25% of Consolidated EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; and
(ii)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make additional Restricted Payments if, as of the date of such proposed Restricted Payment and immediately after giving effect thereto on a Pro Forma Basis for the Test Period, the Total Net Leverage Ratio does not exceed 3.25 to 1.00 and the Borrower delivers to the Administrative Agent a Compliance Certificate setting forth in reasonable detail the calculations of the Total Net Leverage Ratio and executed by a Responsible Officer of the Borrower certifying the requirements of this clause (b)(2)(ii) have been met;
(c)    Restricted Payments the proceeds of which are used to purchase or redeem the Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed $5,000,000 in any Fiscal Year; provided that any such unused amounts in any Fiscal Year may be carried forward to the subsequent Fiscal Year (but not to any further subsequent Fiscal Years);
(d)    so long as the Available Amount Conditions are satisfied at the time of the making of a Restricted Payment, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount; and
(e)    Restricted Payments in the form of regular dividend payments on the Borrower’s common stock in an amount not to exceed $50,000,000 in any Fiscal Year; provided that any such unused amounts in any Fiscal Year may be carried forward to subsequent Fiscal Years in an aggregate amount not to exceed 25% of the cumulative amount permitted pursuant to this clause (e) (for the avoidance of doubt, prior to giving effect to this proviso).
Section 7.6.    Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of the Borrower, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person other than the Borrower or any wholly-owned Subsidiary of the Borrower (or to qualify directors if required by Applicable Law), except:

(a)    the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)    the sale or other disposition of products, services, receivables and Permitted Investments or constituting the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, so long as (i) in each of the foregoing cases, such transaction is in the ordinary course of business and consistent with past practice and (ii) in the case of licenses, sub-licenses, leases and subleases of property or assets, such transactions do not interfere in any material respect with the business of the Borrower and/or its Restricted Subsidiaries;
(c)    so long as no Default or Event of Default then exists or would result therefrom and the Borrower complies with Section 2.12(c), the sale or other disposition of assets in connection with Sale/Leaseback Transactions permitted under Section 7.9;
(d)    the Borrower and its Restricted Subsidiaries may grant leases or subleases to other Persons of excess office or other space so long as such lease or sublease (x) does not materially interfere with the conduct of the business of the Borrower or any Restricted Subsidiary and (y) is on fair and reasonable terms and conditions;
(e)    so long as no Default or Event of Default then exists or would result therefrom and the Borrower complies with Section 2.12(c), the sale or other disposition of radio assets or the Equity Interests of a Restricted Subsidiary, the assets of which are substantially all radio assets;
(f)    so long as the Borrower complies with Section 2.12(d), the sale or other disposition of any asset in connection with an Event of Loss;
(g)    the concurrent exchange of a television broadcast station or radio station or of long-term Station operating assets or cash or of any digital business (including the Equity Interests of a Person which owns long-term Station operating assets or digital business assets), for which a Loan Party receives cash, Permitted Investments or Station operating assets or digital business operating assets at least equal to the fair market value of the assets so exchanged as determined by the Borrower in good faith (except that the Loan Parties may only receive (I) radio station assets (and cash) in exchange for radio station assets (and cash) or digital business operating assets (and cash) owned by a Loan Party and (II) television broadcast assets (and cash) in exchange for digital business operating assets (and cash), radio station assets (and cash) or television broadcast assets (and cash) owned by a Loan Party); provided that (v) no Default or Event of Default then exists or would result therefrom, (w) the aggregate amount of all cash and Permitted Investments received by a Loan Party in connection with such asset exchanges shall not exceed thirty-five percent (35%) of the aggregate consideration for such asset exchange, (x) the aggregate amount of all cash and Permitted Investments paid by a Loan Party in connection with such asset exchange shall not exceed thirty-five percent (35%) of the aggregate amount paid or transferred by a Loan Party in connection with such asset exchange, (y) any cash or Permitted Investments that are received by a Loan Party in connection with any asset exchange pursuant to this Section 7.6(g) shall be applied pursuant to Section 2.12(c), and (z) at least five (5) Business Days prior to the completion of such exchange, the Borrower shall provide to the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent):
(i)    a written notification of such exchange describing the assets to be exchanged and the proposed closing date of the exchange;
(ii)    at the request of the Administrative Agent (in its sole discretion), a certificate, executed by an Responsible Officer of the Borrower, (1) certifying that the property or other consideration received by the Loan Parties is at least equal to the fair market value of the assets so exchanged, (2) attaching financial calculations specifically demonstrating the Borrower’s compliance with the Financial Covenant (as determined and adjusted pursuant to Section 6.3) after giving effect to such exchange (regardless of whether the Financial Covenant is then required to be tested at the time of such exchange) and (3) certifying that no Default or Event of Default exists or would be caused by such exchange; and
(iii)    such other additional financial information as the Administrative Agent shall reasonably request;

(h)    Dispositions of property or assets by the Borrower and/or any Restricted Subsidiary (including Sale/Leaseback Transactions permitted pursuant to Section 7.9), so long as (i) such Disposition is for fair market value (as determined in good faith by the Borrower), (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided that for purposes of this clause (ii), any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition shall be deemed to be cash, so long as the aggregate amount of such Designated Non-Cash Consideration has an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) and clause (i) below at any time, not to exceed the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the then most recently ended Test period and (iii) both immediately prior to and immediately after giving effect to any such sale or other Disposition, no Event of Default shall have occurred;
(i)    the sale or other disposition of a television broadcast station or of long-term Station operating assets or of any digital business (including the Equity Interests of a Person which owns television broadcast station or long-term Station operating assets or digital business assets) if the proceeds of such sale or other disposition are used within one year of such sale or other disposition to purchase other television broadcast station or of long-term television Station operating assets (including the Equity Interests of a Person which owns television broadcast station or long-term television Station operating assets); so long as (i) such Disposition is for fair market value (as determined in good faith by the Borrower), (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided that for purposes of this clause (ii), any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition shall be deemed to be cash, so long as the aggregate amount of such Designated Non-Cash Consideration has an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (i) and clause (h) above at any time, not to exceed the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the then most recently ended Test period, (iii) both immediately prior to and immediately after giving effect to any such sale or other Disposition, no Event of Default shall have occurred and (iv) at least five (5) Business Days prior to the completion of such sale of disposition, the Borrower shall provide to the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent):
(i)    a written notification of such sale or other disposition describing the assets to be sold or disposed of and the proposed closing date thereof; and
(ii)    at the request of the Administrative Agent (in its sole discretion), such other additional information as the Administrative Agent shall reasonably request;
(j)    so long as the Borrower complies with Section 2.12(c), sales or dispositions of equipment, spectrum usage rights, broadcast licenses or related assets, in each case in connection with any spectrum reallocation resulting from the FCC’s incentive auction of TV broadcast spectrum pursuant to 47 U.S.C. §1452(b)(4)(A); and
(k)    Dispositions of property or assets by the Borrower and/or any Restricted Subsidiary, so long as the aggregate fair market value of such Dispositions in any Fiscal Year does not exceed $50,000,000.
Section 7.7.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on a comparable arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 7.5; provided however, this Section 7.7 shall not be deemed to prohibit any of the transactions or relationships with Affiliates contemplated by the agreements listed on Schedule 7.7.
Section 7.8.    Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Restricted Subsidiary, to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or to transfer any of its property or assets to the Borrower or any Restricted Subsidiary of the Borrower; provided, that the foregoing shall not apply to prohibitions, restrictions and conditions (i) imposed by law or by this Agreement or any other Loan Document, (ii) customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such prohibitions, restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) in respect of clause (a) only, imposed by any agreement relating to Indebtedness permitted by this Agreement (A) if, in the case of secured Indebtedness, such prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness or (B) such Indebtedness is permitted under Section 7.1(e), 7.1(f), 7.1(k), 7.1(l) or 7.1(m), (iv) in respect of clause (a) only, that are customary provisions in leases and other contracts restricting the assignment thereof; and (v) contained in any agreement in effect at the time a Person becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, so long as such agreement (1) was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (2) applies only to such Person and (3) does not extend to any other Loan Party. Nothing contained in this Section 7.8 shall be deemed to modify or supersede any term contained in the last paragraph of Section 7.2; it being understood that such paragraph is an independent obligation of the Borrower and is in addition to this Section.
Section 7.9.    Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), except for (a) any Sale/Leaseback Transaction of fixed or capital assets acquired or constructed by the Borrower or any Restricted Subsidiary after the Closing Date that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset so long as the Borrower applies the proceeds of such Sale/Leaseback Transaction as required in accordance with Section 2.12(c), and (b) other Sale/Leaseback Transactions if at the time such Sale/Leaseback Transaction is entered into (i) no Default or Event of Default has occurred and is continuing, (ii) the aggregate transaction amount of all Sale/Leaseback Transactions outstanding at such time does not exceed $40,000,000, and (iii) the Borrower applies such proceeds as required in accordance with Section 2.12(c).
Section 7.10.    Business of the Borrower and its Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by the Borrower and/or any Restricted Subsidiary as of the Fourth Amendment Closing Date, provided that any businesses, services or activities that are related, complementary, incidental, ancillary or similar to any of the foregoing or are reasonable extensions or developments thereof shall not be deemed to be substantially different.
Section 7.11.    [Reserved].
Section 7.12.    Accounting Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or, so long as the Borrower complies with the requirements set forth in Section 5.1(d), permitted by GAAP, or change the fiscal year of the Borrower or of any of its Restricted Subsidiaries, except to change the fiscal year to conform its fiscal year to that of the Borrower.
Section 7.13.    [Reserved].
Section 7.14.    [Reserved].
Section 7.15.    Waivers and Amendments. The Borrower shall not, and shall not permit any Restricted Subsidiary to enter into any amendment of, or agree to or accept any waiver with respect to, its Organizational Documents which would be materially adverse to the Lenders. Further, the Borrower shall not, and shall not permit any Restricted Subsidiary to, amend or modify, or agree to or accept any waiver with respect to, any of the terms of any Junior Debt of the Borrower or any Restricted Subsidiary other than amendments, modifications or waivers, which, together with any prior amendments, modifications or waivers, would not have a Material Adverse Effect.
Section 7.16.    Bank Accounts. Without in any way limiting the requirements of Section 5.11, the Borrower will not, and will not permit any Subsidiary Loan Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any lender or other financial institution where cash or cash equivalents are or may be deposited or maintained with any Person, other than (x) Collateral Related Accounts subject to Blocked Account Agreements in accordance with Section 5.11 and (y) the Excluded Account; provided that the Borrower and the Subsidiary Loan Parties may open and maintain petty cash accounts, trust accounts, payroll accounts and employee benefit accounts so long as the cash and cash equivalents held or maintained in such petty cash accounts, trust accounts, payroll accounts and employee benefit accounts does not at any time exceed (i) $500,000 in any single such account and (ii) $2,500,000 in the aggregate for all such accounts; provided, further, that the cash and/or cash equivalents deposited or maintained in the Excluded

Account shall not at any time exceed $5,000,000 in the aggregate. Notwithstanding the foregoing, the Borrower shall not be obligated to subject the Restricted Cash Deposit Account to a Blocked Account Agreement.
ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1.    Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)    the Borrower or any other Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise (including for the avoidance of doubt, failure to consummate a Cordillera Special Mandatory Prepayment and/or Taurus Special Mandatory Prepayment in accordance with the terms of Section 2.12(a)); or
(b)    the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in writing in or in connection with this Agreement, any other Loan Document (including the Schedules attached to any of the foregoing) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of a Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
(d)    the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3, (with respect to the Borrower’s or its Restricted Subsidiaries’ existence), Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.11, Section 5.12, Section 5.14, or Articles VI or VII; provided that any Event of Default under the Financial Covenant shall not constitute an Event of Default with respect to the Term Loans, if any, unless the Revolving Loans have been accelerated and the Revolving Commitments have been terminated pursuant to Section 8.2; or
(e)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower or any Restricted Subsidiary of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)    except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, in the reasonable judgment of the Administrative Agent (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, the Loan Party party thereto, (ii) any Loan Party shall seek to terminate any Loan Document, including, without limitation, any Security Document, (iii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create or maintain a valid and enforceable Lien on the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document with respect to the Collateral or (iv) any Loan Party shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred; or
(g)    the Borrower or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(h)    the Borrower or any Restricted Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Restricted Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Restricted Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)    the Borrower or any Restricted Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)    the Borrower or any Restricted Subsidiary shall receive or have been issued notice of the termination for default or the actual termination for default of any Material Contract which termination could reasonably be expected to have a Material Adverse Effect; or
(l)    an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(m)    any judgment or order for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary, and either (i) enforcement proceedings which are not subject to a valid stay shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)    any non-monetary judgment or order shall be rendered against the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(o)    a Change in Control shall occur or exist; or
(p)    (i) the Borrower or any Restricted Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of the Borrower or such Restricted Subsidiary and such order shall continue in effect for more than thirty (30) days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower or such Restricted Subsidiary if, as to any of the foregoing, such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or
(q)    the loss, suspension, termination or revocation of, or failure to renew, any License now held or hereafter acquired by the Borrower or any Restricted Subsidiary, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or such Restricted Subsidiary to be in compliance with Applicable Law if such loss, suspension, termination or revocation or failure to renew or other action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 8.2.    Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents:
(a)    With the exception of an Event of Default specified in Section 8.1(h) or Section 8.1(i), the Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders (or, in the case of any Event of Default under Section 8.1(d) arising from a breach of the Financial Covenant, the Majority Revolving Credit Lenders), (i) terminate the Commitments and the LC Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.
(b)    Upon the occurrence and continuance of an Event of Default specified in Section 8.1(h) or Section 8.1(i), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, and the Commitments and the LC Commitment, shall forthwith terminate, all without any action by the Administrative Agent, the Issuing Bank or any Lender, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(c)    The Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders exercise all of the post-default rights granted to the Administrative Agent, the Issuing Bank and the Lenders, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Issuing Bank and the Lenders, shall have the right to the appointment of a receiver for the Property of the Loan Parties, and the Borrower hereby consents to such rights and such appointment and hereby waives any objection the Borrower may have thereto or the right to have a bond or other security posted by the Administrative Agent, the Issuing Bank or any Lender, or any of them, in connection therewith.
(d)    In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent or the Required Lenders, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent (or, in the case of an Event of Default under Section 8.1(h) or (i), automatically without demand be required to) deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders an amount equal to the Minimum Collateral Amount. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Secured Obligations in the manner set forth in Section 2.27. Pending the application of such deposit to reimbursement of an LC Disbursement, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Secured Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all LC Disbursements shall have been reimbursed and otherwise satisfied, and all other Secured Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
(e)    The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder shall be cumulative, and not exclusive.
ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment and Authority of Administrative Agent.
(a)    Without limiting Section 9.16, each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the

Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.2.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3.    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the value or sufficiency of any Collateral or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 9.4.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility established hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 9.6.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 9.7.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.8.    Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Secured Parties, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement and the Security Documents (it being understood that the Administrative Agent shall be entitled to rely on a certificate of a Responsible Officer of the Borrower, without independent investigation, as to whether any release of Collateral is in accordance with this Agreement and the Security Documents). The Lenders acknowledge that the Loans, the LC Exposure, all other Secured Obligations and all interest, fees and expenses hereunder constitute one Indebtedness, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender, the Swingline Lender, and the Issuing Bank as its agent (and each Lender, the Swingline Lender, and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender, the Swingline Lender, or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 9.9.    Release of Collateral.
(a)    Each Lender (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank), the Swingline Lender, and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at is option and discretion:
(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Commitments and payment in full in cash of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents to a Person that is not a Loan Party, (C) if approved, authorized or ratified in writing in accordance with Section 10.2, (D) to the extent such asset constitutes an Excluded Asset (as defined in the Security Agreement) or (E) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to clause (iii) below;
(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(b); or
(iii)    to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Disposition permitted pursuant to Section 7.6 to a Person that is not a Loan Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.
(b)    Each Lender, the Swingline Lender, and the Issuing Bank hereby directs the Administrative Agent, at the sole cost and expense of the Borrower, to execute and deliver or file or authorize the filing of such termination, partial release statements, mortgage releases or other instruments evidencing release of a Lien, and do such other things as are necessary to release Liens to be released pursuant to this Section 9.9 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders, the Swingline Lender, and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.9.
(c)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 9.10.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, lead arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
Section 9.11.    Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. For the avoidance of doubt, for purposes of this Section 9.11, the term “Lender” includes the Issuing Bank and the Swing Line Lender.
Section 9.12.    Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.13.    Right to Realize on Collateral and Enforce Guarantee; Credit Bidding.
(a)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent; provided, that the foregoing shall not prohibit the exercise of setoff rights pursuant to, and in accordance with, Section 10.7. Without limiting the foregoing, each Lender hereby agrees that, except with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
(b)    The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

Section 9.14.    Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 2.27 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Section 9.15.    Authorization to Execute Other Loan Documents. Each Secured Party hereby authorizes the Administrative Agent to execute on behalf of all Secured Parties all Loan Documents (including, without limitation, the Security Documents and any subordination agreements) other than this Agreement. In addition, each Secured Party hereby authorized the Administrative Agent to, without any further consent of any Secured Party, enter into any intercreditor agreement or other intercreditor arrangements contemplated by this Agreement.
Section 9.16.    Appointment of Successor Administrative Agent.
(a)    The Lenders and the Borrower acknowledge that SunTrust Bank will resign as the “Administrative Agent” (in such capacity, the “Former Agent”) under the Existing Credit Agreement and other Loan Documents contemporaneous with the effectiveness of this Agreement. The Lenders and the Borrower agree that, on the Closing Date immediately upon the effectiveness of this Agreement, (i) SunTrust Bank has resigned as Administrative Agent under each of the Loan Documents and (ii) Wells Fargo is hereby appointed (and Wells Fargo accepts such appointment) as successor Administrative Agent under this Agreement and other Loan Documents. The Former Agent is discharged from its duties and obligations under this Agreement and the other Loan Documents as Administrative Agent; provided that notwithstanding the effectiveness of such resignation, the provisions of Article IX of this Agreement and similar provisions in the other Loan Documents, together with any and all indemnities and other rights provided to the Former Agent in its capacity as such under the Existing Credit Agreement (which shall survive following the effectiveness of this Agreement), shall continue in effect for the benefit of SunTrust Bank in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent under the Existing Credit Agreement and under the other Loan Documents, as applicable. The agreements contained in this clause (a) shall survive the payment of the Secured Obligations and the termination of the Loan Documents.
(b)    Each of the parties hereto authorizes (including without limitation to the extent contemplated under Section 9-509 of the Uniform Commercial Code of the State of New York (or any corollary provision of the uniform commercial code of any other state)) Wells Fargo, as Administrative Agent hereunder, to file any UCC assignments or amendments with respect to the UCC Financing Statements and other filings in respect of the Collateral as Wells Fargo deems necessary or desirable to evidence Wells Fargo’s succession as Administrative Agent under the Credit Agreement and the other Loan Documents and each party hereto agrees to execute any documentation reasonably necessary to evidence such succession.
(c)    Each of the Lenders and the Borrower (on behalf of the Loan Parties) agrees that Wells Fargo, in its capacity as Administrative Agent (and not in its capacity as Lender under this Agreement), shall bear no responsibility or liability for any event, circumstance or condition existing prior to the effectiveness of the appointment of Wells Fargo as the successor Administrative Agent, including (i) with respect to any actions taken or omitted to be taken by the Former Agent while SunTrust Bank served as Administrative Agent under the Existing Credit Agreement and the other Loan Documents, (ii) any of the Collateral, (iii) the Loan Documents or (iv) the transactions contemplated by the Loan Documents (the “Indemnified Events”). Furthermore, the Borrower (on behalf of the Loan Parties) hereby agrees to indemnify and hold harmless Wells Fargo and each of its Related Parties (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may at any time be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Indemnified Events except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the party seeking indemnification. The agreements contained in this clause (c) shall survive the payment of the Secured Obligations and termination of the Loan Documents.

(d)    The Former Agent agrees to deliver, or cause to be delivered, to Wells Fargo, as Administrative Agent, without recourse, representation or warranty: (i) copies of all deposit account control agreements and filings with the United States Patent and Trademark Office and in the United States Copyright Office in its custody or possession, and, as reasonably requested by Wells Fargo, other filings, registrations, recordings, consents and notices creating or perfecting the Liens on the Collateral in the custody or control of the Former Agent, (ii) assignments prepared by counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Former Agent and Wells Fargo, of all documents and agreements relating to the Collateral, executed by any Loan Party or any third party in favor of the Former Agent, (iii) certificated securities and related stock powers or other similar instruments held by the Former Agent as possessory Collateral, and (iv) if reasonably requested by Wells Fargo, as Administrative Agent, originals of all Security Documents held by the Former Agent to the extent in its custody or possession. Wells Fargo, as Administrative Agent, agrees to take possession of any possessory collateral delivered to it following the Closing Date upon tender thereof by the Former Agent.
(e)    Effective as of Closing Date, the Former Agent assigns, without recourse, representation or warranty, to Wells Fargo, as Administrative Agent, each of the Liens and security interests granted to the Former Agent under the Loan Documents, and Wells Fargo, as Administrative Agent, hereby accepts the assignment of all such Liens, for its benefit and for the benefit of the Secured Parties. The Former Agent hereby agrees that if it shall at any time in the future receive any Collateral or proceeds thereof or any other payments or property that are otherwise intended or required to be paid or delivered to the Wells Fargo, as Administrative Agent, pursuant to the terms of any Loan Document, the Former Agent will promptly notify Wells Fargo of such fact in writing, and shall, promptly upon receipt thereof, turn such property over to Wells Fargo, as Administrative Agent, in the form received (with any necessary endorsement, but without recourse, representation or warranty).
(f)    On and after the Closing Date, all items of Collateral, including possessory Collateral held by the Former Agent as security for the Secured Obligations, shall be deemed to be held by the Former Agent as agent and bailee for Wells Fargo, as Administrative Agent for the benefit of the Secured Parties, until such time as such possessory Collateral has been delivered to Wells Fargo, as Administrative Agent. Notwithstanding anything herein to the contrary, the Borrower (on behalf of the Loan Parties) agrees that all of such Liens granted by any Loan Party pursuant to any Loan Document shall in all respects be continuing and in effect and are hereby ratified and reaffirmed. Without limiting the generality of the foregoing, any reference to the Former Agent on any publicly filed document, to the extent such filing relates to the Liens in the Collateral assigned hereby and until such filing is modified to reflect the interests of Wells Fargo, as Administrative Agent, shall, with respect to such Liens and security interests, constitute a reference to the Former Agent as collateral representative of Wells Fargo, as Administrative Agent, solely for the purpose of maintaining the perfection of such Liens.
(g)    It is acknowledged and agreed by each of the parties hereto that Wells Fargo, solely in succeeding to the position of Administrative Agent (exclusive of its capacity as a Lender hereunder), (i) has undertaken no analysis of the Security Documents or the Collateral and (ii) has made no determination as to (x) the validity, enforceability, effectiveness or priority of any Liens granted or purported to be granted pursuant to the Security Documents or (y) the accuracy or sufficiency of the documents, filings, recordings and other actions taken to create, perfect or maintain the existence, perfection or priority of the Liens granted or purported to be granted pursuant to the Security Documents. Wells Fargo shall be entitled to assume that, as of the Closing Date, all Liens purported to be granted pursuant to the Security Documents are valid and perfected Liens having the priority intended by the Secured Parties. In addition, the Lenders hereby agree that Wells Fargo shall have no liability for failing to have any of the Security Documents or other Loan Documents assigned to them as Administrative Agent.
(h)    The resignation by the Former Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Wells Fargo shall, as of the Closing Date, succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender. SunTrust Bank, as the retiring Issuing Bank and Swingline Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as Issuing Bank and Swingline Lender, but will be entitled to the continued benefits of any indemnification and other rights provided SunTrust Bank, in its capacity as the Issuing Bank and Swingline Lender under the Existing Credit Agreement (which shall survive following the effectiveness of this Agreement).
ARTICLE X

MISCELLANEOUS
Section 10.1.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic transmission in accordance with subsection (c) of this Section 10.1, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	The E.W. Scripps Company 312 Walnut Street 2800 Scripps Center Cincinnati, Ohio 45202 Attention: Senior Vice President, Chief Financial Officer and Treasurer Facsimile Number: (513) 977-3024

With copies to:	The E.W. Scripps Company 312 Walnut Street 2800 Scripps Center Cincinnati, Ohio 45202 Attention: Senior Vice President and General Counsel Facsimile Number: (513) 977-3729 Email: appleton@scripps.com
and

Dickinson Wright PLLC
150 E. Gay Street
Suite 2400
Columbus, OH 43215
Attention: Harlan W. Robins
Facsimile Number: (248) 433-7274
Email: HRobins@dickinson-wright.com
To the Administrative Agent

or Swingline Lender:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Facsimile Number: (888) 879-5899
Email: Agencyservices.requests@wellsfargo.com

With a copy to (for

informational purposes only):	Wells Fargo Corporate Banking MAC N9305-158 90 S. 7th St. Minneapolis, MN 55402 Attention: Kyle R. Holtz Facsimile Number: (844) 879-6942 Email: kyle.r.holtz@wellsfargo.com
and

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Josiah Slotnick
Facsimile Number: (212) 378-2925
Email: jslotnick@cahill.com

To the Issuing Bank:	Wells Fargo Corporate Banking MAC N9305-158 90 S. 7th St. Minneapolis, MN 55402

Attention: Kyle R. Holtz
Facsimile Number: (844) 879-6942
Email: kyle.r.holtz@wellsfargo.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
(b)    Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile or other electronic transmission is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank or any Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(c)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including by e-mail to the e-mail addresses provided in subsection (a) of this Section 10.1 and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.
(d)    The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system used by the Administrative Agent for posting of notices and other information to the Lenders.
Section 10.2.    Waiver; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of

Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that this Section 10.2(b) shall not apply to, in the event of a Taurus Special Mandatory Prepayment, the Taurus Termination Modifications, and, in the event of a Cordillera Special Mandatory Prepayment, the Cordillera Termination Modifications, in each case, in accordance with Section 1.7; and provided, further that no amendment, waiver or consent shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 10.2(b)) shall not constitute a change in the terms of the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (it being understood and agreed that a waiver of Default Interest or any change to the definition of Senior Secured Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees, as applicable), (iii) other than with respect to mandatory repayments under Section 2.12, postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (except such changes as may be necessary to incorporate the addition of Term Loan Commitments or New Revolving Commitments (or Loans made with respect thereto) pursuant to Section 2.24), (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (except such changes as may be necessary to incorporate the addition of Term Loan Commitments or New Revolving Commitments (or Loans made with respect thereto) pursuant to Section 2.24), (vi) release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any guaranty agreement, without the written consent of each Lender except in accordance with the terms hereof, (vii) permit or allow any sale or release of, or the subordination of the Administrative Agent’s Lien in, all or substantially all of the Collateral except in conjunction with sales, transfers or releases of Collateral permitted hereunder, including Section 9.9, without the written consent of each Lender, (viii) change any of the provisions of Section 2.27 without the written consent of each Lender; (ix) adversely affect the rights of the Revolving Credit Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Revolving Credit Lenders (including, without limitation, waiver of, or amendment to, any condition to funding set forth in Section 3.2 hereof), or (x) adversely affect the rights of the Term Loan Lenders to an extent greater than any of the other Lenders without the prior written consent of the Majority Term Loan Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Any amendment, modification, waiver, consent, termination or release of any Hedge Agreements or Cash Management Agreements may be effected by the parties thereto without the consent of the Administrative Agent or any other Lender. Notwithstanding the foregoing or anything to the contrary contained in this Agreement (w) changes to the definition of “LC Commitment” shall require the approval of the Majority Revolving Credit Lenders only, (x) amendments, waivers or modifications of the Financial Covenant or Section 8.1(d) in respect of any breach of Section 6.2 (or the component financial definitions for the Financial Covenant) shall require the approval of the Majority Revolving Credit Lenders only, (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and (z) any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section 10.2). In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision.

Notwithstanding anything herein to the contrary, any waiver, amendment, consent or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders under this Agreement at the time.
Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower in order to make any modification that does not adversely affect any Lender contemplated by the terms of the Taurus Fee Letter in connection with the consummation of the Taurus Acquisition.
Section 10.3.    Expenses; Indemnification.
(a)    The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket costs and expenses of the Administrative Agent in connection with permitted visits, inspections and/or examinations under Section 5.7, and all out-of-pocket costs and expenses for each permitted visit, inspection and/or examination of the Borrower and its Subsidiaries performed by personnel employed by the Administrative Agent for no more than two such visits, inspections and/or examinations unless an Event of Default is continuing, and (iv) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, but limited to one counsel for all Lenders, the Administrative Agent and the Issuing Bank, and, if necessary, of one local counsel for all Lenders, the Administrative Agent and the Issuing Bank in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Lenders, the Administrative Agent and the Issuing Bank), and, solely in the case of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Persons.
(b)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arrangers, each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document, any Hedge Agreement or Cash Management Agreements or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related to the Borrower or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any of the Transactions), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) in the case of the Administrative Agent or any Lender, any unexcused breach by the Administrative Agent or such Lender of any of its material obligations under this Agreement.

(c)    The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)    To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clause (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(e)    To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any damages resulting from the Indemnitee’s gross negligence or willful misconduct.
(f)    All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
Section 10.4.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.4, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, a Lender Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the any Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and, to the extent applicable, Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that the

Borrower shall be deemed to have consented to any such lower amount unless the Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitments assigned; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.4 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, a Lender Affiliate of a Lender or an Approved Fund or (z) such assignment is made in connection with the primary syndication of the Commitments and Loans; provided that the Borrower shall be deemed to have consented to such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender and the Issuing Bank shall be required for any assignment in respect of the Revolving Commitments.
(iv)    Assignment and Acceptance. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement platform, or manually if previously confirmed, together with a processing and recordation fee of $3,500 unless waived in the sole discretion of the Administrative Agent, (B) deliver an Administrative Questionnaire unless the assignee is already a Lender and (C) deliver the documents required under Section 2.20(g) if such assignee is a Foreign Lender.
(v)    No Assignment to the Borrower; Defaulting Lenders. No such assignment shall be made to (A) the Borrower or any Affiliates or Subsidiaries of the Borrower or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this

Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. Information contained in the Register with respect to any Lender shall be available for inspection by any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section 10.4, and the Borrower hereby agrees that, to the extent Wells Fargo serves in such capacity, Wells Fargo and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment subject to such participation without the written consent of the Participant, (ii) reduce the principal amount of any Loan or LC Disbursement subject to such participation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of any Participant directly affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment subject to such participation, without the written consent of each Participant directly affected thereby, (iv) release any Guarantor or limit the liability of any such Guarantor under any guaranty agreement except in accordance with the terms hereof, or (v) release all or substantially all collateral securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18, Section 2.19 and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely to the extent necessary to demonstrate that such Loans or other obligations under the Loan Documents are in “registered form” under Treasury Regulation Section f5.103-1(c).
(f)    A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such greater entitlement results from a Change in Law after the date on which such participation is acquired.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to Section 5.1(e)), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(i)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”) Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iii)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the DQ List and any updates thereto from time to time on Debt Domain, IntraLinks,

SyndTrak Online or another similar electronic system, including that portion of such system that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York and of any state court of the State of New York located in the city of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.    Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower or any other Loan Party at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Secured Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Secured Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Secured Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any Restricted Subsidiaries to such Lender or the Issuing Bank.
Section 10.8.    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent with respect to the facilities set forth herein constitute the entire agreement among the parties hereto and thereto regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of an original executed counterpart hereof.
Section 10.9.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.18, Section 2.19, Section 2.20 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 10.10.    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower, its Restricted Subsidiaries or any of their respective businesses, to the extent provided or made available to it by or on behalf of the Borrower or any Restricted Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Restricted Subsidiaries, except that such information may be disclosed (i) on a need to know basis to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by Applicable Laws or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any suit, action or proceeding relating to this Agreement or any other Loan Documents or under any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower, its Restricted Subsidiaries and their obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 10.13.    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
Section 10.15.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.16.    No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (B) neither the Administrative Agent nor any Lender nor the Lead Arrangers has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Lead Arrangers and their respective Subsidiaries may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor any Lender nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.18.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.
THE E.W. SCRIPPS COMPANY
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By:
Name:
Title:

SUNTRUST BANK, as Former Agent and as a Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

FIFTH THIRD BANK, as a Lender
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title: